Commission Number 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE GRAYSTONE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	7310	27-3051592
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2620 Regatta Drive, Ste 102, Las Vegas, NV 89128
(Address of principal executive offices) (zip code)

(702) 582-5535
(Registrant’s telephone number, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. 

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please  check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(3)
Class A Common Stock, par value $.001	65,000,000	$.003	$195,000	$26.60
Total Registration Fee				$26.60

(1)
An indeterminate number of additional shares of Class A Common Stock shall be issue-able pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)
The offering price has been arbitrarily determined and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(3)	Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

(4)	The Offering will be valid for 180 days after this registration statement becomes effective.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS, Dated _________

THE GRAYSTONE COMPANY, INC.

A DELAWARE CORPORATION

65,000,000 Shares of Class A Common Stock
$0.003 per share

This prospectus relates to the resale of up to 65,000,000 shares of Class A common stock of The Graystone Company, Inc. (“we” or the “Company”), par value $0.001 per share, issuable to SC Capital, Inc., a California Corporation (“SC Capital”), pursuant to an investment between us and SC Capital.  The investment agreement permits us to “put” up to $1,500,000 in shares of our Class A common stock to SC Capital over a period of up to thirty-six (36) months. We will not receive any proceeds from the resale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right offered by SC Capital. SC Capital is deemed an underwriter for our common stock.

The Selling Shareholders may sell all or a portion of the Common Stock from time to time, in amounts, at prices and on terms determined at the time of the offering. The Class A Common Stock may be sold by any means described in the section of this prospectus entitled "Plan of Distribution" beginning on page 12.

Our auditor has expressed substantial doubt about our ability to continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to those matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will pay all expenses incurred in this offering.

Our Common Stock is presently quoted on the Over-the-Counter (OTC) under the ticker symbol “GYST”.  On January 9, 2013 the closing price of our Class A common stock was $0.003.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Until ________, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is ___________

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This following information specifies certain forward-looking statements of management of the Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as  may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guaranty that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Item 3: Summary Information and Risk Factors.

PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where you can find more information” in this prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the “Company,” “Graystone” “we,” “us,” and “our” refer and relate to The Graystone Company, Inc.

Our Company

The Graystone Company, Inc. (“Graystone”, “we”, “us”, “our”, the "Company" or the "Registrant") was originally incorporated in the State of New York on May 27, 2010 under the name of Argentum Capital, Inc.   Graystone was reincorporated in Delaware on January 10, 2011 and subsequently changed our name to The Graystone Company, Inc on January 14, 2011.  Graystone is domiciled in the state of Delaware, and its corporate headquarters are located in Lima, Peru and maintains it US executive office in Las Vegas, Nevada for mailing purposes. The Company selected December 31 as its fiscal year end.

The Graystone Company, Inc. is a holding company whose primary operating activities involve acquiring and developing mining properties amenable to low cost production.  In January 2012, the Company launched a new division that sells gold, silver and other precious metals to retail buyers.  The Company also operates other divisions that include a marketing division, real estate division, and consulting division.  Information about the Company, including a link to our most recent financial reports filed with the Securities and Exchange Commission (“SEC”), can be viewed on our website at www.graystone1.com.

The Company began mining operations in January 2011 and operates through the Company’s wholly owned subsidiary Graystone Mining, Inc., a Nevada Company.   This Division is engaged in the business of acquiring gold, silver, precious metal and gems and other mineral properties with proven and/or probable reserves.  The Company has currently begun mining operations in Peru and recently entered into a joint venture in Suriname.

Graystone Mining focuses on acquiring properties that require a lower capital investment to begin mining operations. This approach may reduce the size of the deposits that the Company can acquire.  However, by generating revenue from smaller mining ventures, the Company can build a solid foundation and the needed infrastructure to undertake larger and more costly ventures, such as hard rock projects. Thereby the Company is focusing initially on alluvial mining (surface mining) projects, the Company can begin generating a positive cash flow for a smaller capital investment.  As such, the Company does not engage in general exploration activities.  Exploration involves the prospecting, sampling, mapping, drilling and other work involved in searching for ore on properties.   Exploration is time consuming and costly as it requires an evaluation of the land's geology, analyst of the geochemistry of soil sediment and water, and drilling of numerous test holes and testing these for the presence of minerals.  The Company instead focuses on acquiring or entering into joint ventures with entities that have already found, through exploration, proven or probable mineral ore reserves.  This allows the Company to focus its attention on processing mineral resources instead of having to also have exploration activities to locate new sites that may have mineral ore deposits.

In 2011, the Company acquired Grupo Minero Inca S.A.C., a Peruvian Company (“GMI”). GMI is a wholly owned subsidiary of the Company.  GMI provides the Company a local Peruvian entity.  Acting through GMI, the Company can acquire concessions in its own name and directly hire employees and staff in Peru instead of using third parties for these purposes.

Going Concern

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America or GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

In the coming year, the Company’s foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and making the requisite filings with the Securities and Exchange Commission, and the payment of expenses associated with operations and business developments. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, it has mostly relied upon internally generated funds such as shareholder loans and advances to finance its operations and growth. Management may raise additional capital by retaining net earnings or through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company’s failure to do so could have a material and adverse effect upon it and its shareholders.

The Company’s address is 2620 Regatta Drive, Suite 102, Las Vegas, NV 89128 and our phone number is (702) 582-5535.

Market Value of Company's Securities.

The aggregate market value of the Class A Common Stock is $1,143,665.based on a $.003 per share price.  The total stockholders' equity as of September 30, 2012 was ($295,099)

Investment Agreement with SC Capital

On January 10, 2013, we entered into an investment agreement, with SC Capital, Inc. a California Company. Pursuant to the terms of the Investment Agreement, SC Capital committed to purchase up to $1,500,000 of our Class A common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a put notice to SC Capital which states the dollar amount that we intend to sell to SC Capital on a date specified in the put notice. The maximum investment amount per notice shall be no more than two hundred percent (200%) of the average daily volume of the common stock for the ten consecutive trading days immediately prior to date of the applicable put notice. The purchase price per share to be paid by SC Capital shall be calculated at a Ten Percent Discount (10%) discount to the lowest closing price of the common stock as reported by Bloomberg, L.P. during the ten (10) consecutive trading days immediately prior to the receipt by SC Capital of the put notice. We have reserved 250,000,000 shares of our common stock for issuance under the SC Capital agreement.

The 65,000,000 shares to be registered herein represent 18.8% of the shares issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale.

At an assumed purchase price of $0.0027 (equal to 90% of the closing price of our common stock of $0.003 on January 9, 2013), we will be able to receive up to $175,500 in gross proceeds, assuming the sale of the entire 65,000,000 shares being registered hereunder pursuant to agreement. Accordingly, we would be required to register additional 490,555,555 shares to obtain the balance of $1,500,000 under the agreement. We are currently authorized to issue 5,000,000,000 shares of our common stock. We may be required to increase our authorized shares in order to receive the entire purchase price. SC Capital has agreed to refrain from holding an amount of shares which would result in SC Capital owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

SC Capital will periodically purchase our common stock under the agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to SC Capital to raise the same amount of funds, as our stock price declines.

The aggregate investment amount of $1.5 million was determined based on numerous factors, including the following: $1 million in expected capital expenses to grow the mining projects in Peru. We believe we need the remaining funds for corporate expenses. While it is difficult to estimate the likelihood that the Company will need the full investment amount, we believe that the Company may need the full amount of $1.5 million funding under the agreement.

SUMMARY OF THIS OFFERING

Issuer	The Graystone Company, Inc,.

Securities being offered	Our Common Stock is described in further detail in the section of this prospectus titled “DESCRIPTION OF SECURITIES –Common Stock.”

Per Share Price	$0.003

Total shares of Class A Common Stock outstanding prior to the offering	381,221,678 shares

Shares of Class A Common Stock being offered by selling shareholders:	60,000,000 shares

Total shares of Class A Common Stock outstanding after the offering:	405,777,234 shares

Total shares of Class B Common Stock outstanding before and after the offering:	5,000,000 shares

Total shares of Class B Common Stock outstanding before and after the offering:	5,000,000 shares

Registration Costs:	We estimate the total cost relating to the registration herein to be approximately $9,000.

Use of Proceeds:	We will not receive any of the proceeds from the sale of the common stock by the selling stockholders under this prospectus. See “Use of Proceeds” beginning on page 10.

Risk Factors
There are substantial risk factors involved in investing in our Company.  For a discussion of certain factors you should consider before buying shares of our Common Stock, see the section entitled "Risk Factors."

Trading Symbol	The Company’s Class A Common Stock trades on the OTC under the ticker symbol GYST.

RISK FACTORS

An investment in our Common Stock is highly speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below together with all of the other information included in this prospectus. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the value of our Class A Common Stock could decline, and an investor in our securities may lose all or part of their investment. Currently, shares of our Class A Common Stock are not publicly traded.

The Company has limited capitalization and lack of working capital and as a result is dependent on raising funds to grow and expand its business.

Our management has concluded that there is substantial doubt about our ability to continue as a going concern.  The Company has extremely limited capitalization and is dependent on raising funds to grow and expand its businesses. The Company will endeavor to finance its need for additional working capital through debt or equity financing. Additional debt financing would be sought only in the event that equity financing failed to provide the Company necessary working capital. Debt financing may require the Company to mortgage, pledge or hypothecate its assets, and would reduce cash flow otherwise available to pay operating expenses and acquire additional assets. Debt financing would likely take the form of short-term financing provided by officers and directors of the Company, to be repaid from future equity financing. Additional equity financing is anticipated to take the form of one or more private placements to qualified investors under exemptions from the registration requirements of the 1933 Act or a subsequent public offering. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern.

The Company has minimal revenue, has not acquired any real property or any properties containing natural resources as a result the Company needs to engage in additional, substantial development work within each of its division.

The Company has had minimal revenue from its operations which make an evaluation of our future performance and prospects difficult.  Additionally, the Company has not acquired any real property or properties that contain any natural resources.  The company has substantial development work with each of its division.  Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties that may be encountered in the expansion of our business based on our planned operations.  Furthermore, the Company faces risks and uncertainties relating to its ability to successfully implement it proposed operations, which are described in more detail below beginning on page 21.

The Company is dependent on key personnel and loss of the services of any of these individuals could adversely affect the conduct of the company's business.

Initially, success of the Company is entirely dependent upon the management efforts and expertise of Messrs. Joseph Mezey and Paul Howarth. A loss of the services of any of these individuals could adversely affect the conduct of the Company's business. In such event, the Company would be required to obtain other personnel to manage and operate the Company, and there can be no assurance that the Company would be able to employ a suitable replacement for either of such individuals, or that a replacement could be hired on terms which are favorable to the Company. The Company currently maintains no key man insurance on the lives of any of its officers or directors.

The Company’s dividends policy may be terminated at any time as such you may not receive dividends from your investment.

Even though the Company has issued dividends in the past and intends to continue paying dividends.  Such dividends will be directly dependent upon the earnings of the Company, its financial requirements, ability to raise capital and other factors.  As a result of these factors, the Board of Directors may determine it is in the Company’s best interest to cease paying dividends in the future.

We cannot guarantee that an active trading market will develop for our Class A Common Stock which may restrict your ability to sell your shares.

There is no public market for our Class A Common Stock and there can be no assurance that a regular trading market for our Class A Common Stock will ever develop or that, if developed, it will be sustained. Therefore, purchasers of our Class A Common Stock should have a long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities. There has not been a market for our Class A Common Stock. We cannot predict the extent to which a trading market will develop or how liquid a market might become.

Our shares may be subject to the “penny stock” rules which might  subject you to restrictions on marketability and you may not be able to sell your shares

Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker- dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

Due to the control by management of 50% of issued and outstanding Class A Common Stock and 79.9% of the total voting power our non-management shareholders will have no power to choose management or impact operations.

Management currently maintains a voting power of 79.9% of our issued and outstanding Common Stock. Consequently, management has the ability to influence control of our operations and, acting together, will have the ability to influence or control substantially all matters submitted to stockholders for approval, including:

☐           Election of the Board of Directors;
☐           Removal of directors;
☐           Amendment to the our certificate of incorporation or bylaws; and

These stockholders will thus have substantial influence over our management and affairs and other stockholders possess no practical ability to remove management or effect the operations of our business. Accordingly, this concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the Class A Common Stock.

This registration statement contains forward-looking statements and information relating to us, our industry and to other businesses.  Our actual results may differ materially from those contemplated in our forward looking statements which may negatively impact our company.

These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this registration statement, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that may cause our actual results to differ materially from those contemplated in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this registration statement. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect the occurrence of unanticipated events.

We may need additional financing which we may not be able to obtain on acceptable terms.  If we are unable to raise additional capital, as needed, the future growth of our business and operations would be severely limited.

A limiting factor on our growth, and is our limited capitalization which could impact our ability to penetrate new markets, attract new customers and execute on our divisions business plans. While we are currently able to fund all basic operating costs it is possible that we may require additional funding in the future to achieve all of our proposed objectives.

If we raise additional capital through the issuance of debt, this will result in increased interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution.  In addition, new securities may contain rights, preferences or privileges that are senior to those of our Class A Common Stock.  If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (for example, negative operating covenants).  There can be no assurance that acceptable financing necessary to further implement our plan of operation can be obtained on suitable terms, if at all.  Our ability to develop our business, fund expansion, develop or enhance products or respond to competitive pressures, could suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds.

Sales of our Class A Common Stock in the public market could lower our market price for our Class A Common Stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that management deems acceptable or at all.

Due to limited liquidity in our shares, if a public market does develop, the market price of our Class A Common Stock may fluctuate significantly which could cause a decline in value of your shares.

There is no public market for our Class A Common Stock and there can be no assurance that a regular trading market for our Class A Common Stock will ever develop or that, if developed, it will be sustained.  If a public market does develop, the market price of our Class A Common Stock may fluctuate significantly in response to factors, some of which are beyond our control.  The  market  price  of  our  common  stock  could  be  subject  to   significant fluctuations  and the market  price  could be  subject  to any of the  following factors:

☐	our failure to achieve and maintain profitability;
☐	changes in earnings estimates and recommendations by financial analysts;
☐	actual or anticipated variations in our quarterly and annual results of operations;
☐	changes in market valuations of similar companies;
☐	announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;
☐	loss of significant clients or customers;
☐	loss of significant strategic relationships; and
☐	general market, political and economic conditions.

Recently, the stock market in general has experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of shares of our Class A Common Stock, which could cause a decline in the value of our shares. Price volatility may be worse if the trading volume of our Class A Common Stock is low.

Our by-laws provide for indemnification of our officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our bylaws require that we indemnify and hold harmless our officers and directors, to the fullest extent permitted by law, from certain claims, liabilities and expenses under certain circumstances and subject to certain limitations and the provisions of Delaware law.  Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, attorneys fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

We may not realize sufficient proceeds from this offering to implement our business plan, as we are offering shares on a direct participation basis with no minimum offering required which may adversely impact the implementation of our business plan.

We are offering shares on a direct participation basis and with no minimum offering.  As such we may not receive sufficient proceeds to fund our planned operations or the costs of this offering.  If we are not able to receive sufficient proceeds  would cause a  delay in the implementation of our planned operations.  If we do not raise sufficient funds in this offering to fund our proposed operations or even cover the costs of this offering, you may lose your entire investment.

Risks Related to our Natural Resource Division

We currently do not have any mineral rights or own any properties that may contain such mineral rights as a result the Company needs to engage in additional, substantial development work before it may begin full operations of its mining division.

The Company currently does not possess any mineral claims or any property that may contain such mineral rights.  The Company intended to shortly begin looking at properties for mineral right claims.  The Company does not intend to be in the exploration business but rather will acquire proven mineral rights from mining exploration companies or mining trusts. There are no assurances that the Company will be able to locate any properties with mineral rights or be able to come to acceptable terms to acquire such a property.

Our mining production activities are highly speculative and involve substantial risks which could result in material adverse effect on our results and financial condition.

The mining production work on any acquired mining properties may not result in the discovery of mineable deposits of ore in a commercially economical manner. However if mineable deposits of ore does exist, there may be limited availability of water, which is essential to mining operations, and interruptions may be caused by adverse weather conditions. Our operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air quality standards, pollution and other environmental protection controls. Our exploration activities are subject to substantial hazards, some of which are not insurable or may not be insured for economic reasons. Any of these factors could have a material adverse effect on our results and financial condition.

We are sensitive to fluctuations in the price of gold and other minerals, which is beyond our control. The price of gold and other metals is volatile and price changes are beyond our control. These fluctuations may have a material adverse effect on the price in which we can sell any gold that we may obtain and therefore result in a reduction in the Company’s cash position and the viability of our projects.

The prices for gold and other metals fluctuate and are affected by numerous factors beyond our control. Factors that affect the price of gold and other metals include consumer demand, economic conditions, over supply from secondary sources and costs of production. Price volatility and downward price pressure, which can lead to lower prices, could have a material adverse effect on the costs of and the viability of our projects.

Mineral production and prospecting is highly competitive and speculative business therefore we may not be successful in obtaining properties that have commercially viable ore deposits.

The process of mineral production and prospecting is a highly competitive and speculative business. In seeking available opportunities, we will compete with a number of other companies, including established, multi-national companies that have more experience and financial and human resources than us. Because we may not have the financial and managerial resources to compete with other companies, we may not be successful in our efforts to acquire new projects. However, while we compete with other exploration companies, once we acquire a claim there is no competition for the exploration or removal of mineral from such claim in which we acquire.

Compliance with environmental considerations and permitting could have a material adverse effect on the costs or the viability of our projects. The historical trend toward stricter environmental regulation may continue, and, as such, represents an unknown factor in our planning processes which could adversely impact our production and profitability.

All mining in United States is regulated by the government agencies at the Federal and State levels. Compliance with such regulation could have a material effect on the economics of our operations and the timing of project development. Our primary regulatory costs will be related to obtaining licenses and permits from government agencies before the commencement of mining activities. An environmental impact study that must be obtained on each property, in order to obtain governmental approval to mine on the properties, is also a part of the overall operating costs of a mining company.

The gold and mineral mining business is subject not only to worker health and safety, and environmental risks associated with all mining businesses, but is also subject to additional risks uniquely associated with gold and other minerals mining. Although we believe that our operations will be in compliance, in all material respects, with all relevant permits, licenses and regulations involving worker health and safety, as well as the environment, the historical trend toward stricter environmental regulation may continue. The possibility of more stringent regulations exists in the areas of worker health and safety, the dispositions of wastes, the decommissioning and reclamation of mining and milling sites and other environmental matters, each of which could have an adverse material effect on the costs or the viability of a particular project.

Mining activities are subject to extensive regulation by Federal and State governments. Future changes in governments, regulations and policies, could adversely affect our results of operations for a particular period and our long-term business prospects.

 Mining and exploration activities are subject to extensive regulation by Federal and State Governments. Such regulation relates to production, development, exploration, exports, taxes and royalties, labor standards, occupational health, waste disposal, protection and remediation of the environment, mine and mill reclamation, mine and mill safety, toxic substances and other matters. Compliance with such laws and regulations has increased the costs of exploring, drilling, developing, constructing, operating mines and other facilities. Furthermore, future changes in governments, regulations and policies, could adversely affect our results of operations in a particular period and its long-term business prospects.

The development of mines and related facilities is contingent upon governmental approvals, which are complex and time consuming to obtain and which, depending upon the location of the project, involve various governmental agencies. The duration and success of such approvals are subject to many variables outside of our control.

Because of the inherent dangers involved in mineral production, there is a risk that we may incur liability or damages as we conduct our business which could have a material adverse effect on the Company’s financial position.

Exploration and establishment of mining operations and production involves numerous hazards. As a result, the Company may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which the Company cannot insure or against which the Company may elect not to insure. The payment of such liabilities may have a material adverse effect on the Company’s financial position.

Once the Company obtains a mineral claim if we do not conduct mineral production on our mineral claims and keep the claims in good standing, then our right to the mineral claims will lapse and we will lose everything that we have invested and expended towards these claims.

Once the Company obtains a mineral claim we must begin mineral production work on our mineral claims and keep the claims in good standing. If we do not fulfill our work commitment requirements on our claims or keep the claims in good standing, then our right to the claims may lapse and we will lose all interest that we have in these mineral claims.

We cannot accurately predict whether commercial quantities of ores will be established on the properties that we acquire which could impact the viability of our projects.

Whether an ore body will be commercially viable depends on a number of factors beyond our control, including the particular attributes of the deposit such as size, grade and proximity to infrastructure, as well as mineral prices and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We cannot predict the exact effect of these factors, but the combination of these factors may result in a mineral deposit being unprofitable which would have a material adverse effect on our business. We have no mineral producing properties at this time.

We may not be able to establish the presence of minerals on a commercially viable basis which could result in a part or complete lose of your entire investment.

Substantial expenditures will be required to develop the exploration infrastructure at any site chosen for exploration, to establish ore reserves through drilling, to carry out environmental and social impact assessments, and to develop metallurgical processes to extract the metal from the ore. We may not be able to discover minerals in sufficient quantities to justify commercial operation, and we may not be able to obtain funds required for exploration on a timely basis. Accordingly, you could lose your entire investment.

We will need to incur substantial expenditures in an attempt to establish the economic feasibility of mining operations by identifying mineral deposits and establishing ore reserves through drilling and other techniques, developing metallurgical processes to extract metals from ore, designing facilities and planning mining operations. The economic feasibility of a project depends on numerous factors beyond our control, including the cost of mining and production facilities required to extract the desired minerals, the total mineral deposits that can be mined using a given facility, the proximity of the mineral deposits to a user of the minerals, and the market price of the minerals at the time of sale. Our existing or future exploration programs or acquisitions may not result in the identification of deposits that can be mined profitably and you could lose your entire investment.

Our exploration activities are subject to various local laws and regulations which may have a material adverse effect on our result and financial conditions.

We are subject to local laws and regulation governing the exploration, development, mining, production, importing and exporting of minerals; taxes; labor standards; occupational health; waste disposal; protection of the environment; mine safety; toxic substances; and other matters. We require licenses and permits to conduct exploration and mining operations. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof could have a material adverse impact on our Company. Applicable laws and regulations will require us to make certain capital and operating expenditures to initiate new operations. Under certain circumstances, we may be required to close an operation once it is started until a particular problem is remedied or to undertake other remedial actions. This would have a material adverse effect on our results and financial condition.

We have uninsurable risks which could require Company resources to be spent to cover any loses from such risks which may have a material adverse effect on our financial position.

We may be subject to unforeseen hazards such as unusual or unexpected formations and other conditions. We may become subject to liability for pollution, cave-ins or hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

We are subject to the volatility of metal and mineral prices such volatility may result in prices at levels that will make it not feasible to continue our exploration activities, or commence or continue commercial production which could adversely impact our production and profitability.

The economics of developing metal and mineral properties are affected by many factors beyond our control including, without limitation, the cost of operations, variations in the grade ore or resource mined, and the price of such resources. The market prices of the metals for which we are exploring are highly speculative and volatile. Depending on the price of gold or other resources, we may determine that it is impractical to commence or continue commercial production. The price of gold has fluctuated widely in recent years. The price of gold and other metals and minerals may not remain stable, and such prices may not be at levels that will make it feasible to continue our exploration activities, or commence or continue commercial production.

We may not have clear title to our properties which could result in a material effect on our business and may cause temporary or complete cessation of mining activities.

Acquisition of title to mineral properties is a very detailed and time-consuming process, and title to our properties may be affected by prior unregistered agreements or transfer, or undetected defects. There is a risk that we may not have clear title to all our mineral property interests, or they may be subject to challenge or impugned in the future, which would have a material adverse effect on our business and may result in temporary or complete cessation of mining activates.

Our mineral property interests may be subject to other mining licenses which could result in an inability to mining properties that we acquire which could adversely impact the viability of our mining claims and concessions.

There can be no guarantee that we will be successful in negotiating with mining license owners to acquire their rights if we determine that we need their permission to drill or mine on the land covered by such mining licenses.  If we are unable to obtain the necessary rights, viability of our mining claims and concessions could be materially impacted we may not be able to develop any such properties.

Risks Related to the Investment Agreement

SC Capital will pay less than the then-prevailing market price for our Class A Common Stock which could have a negative impact of the stock price.

The Class A common stock to be issued to SC Capital pursuant to the agreement will be purchased at a 10% discount to the lowest closing price of our common stock during the ten (10) consecutive trading days immediately before SC Capital receives our notice of sale. SC Capital has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If SC Capital sells the shares, the price of our common stock could decrease. If our stock price decreases, SC Capital may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the SC Capital which could result in loss of your capital investment.

Pursuant to the agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to SC Capital at a price equal to a 10% discount to the lowest trading price of our stock for the ten (10) consecutive trading days before SC Capital receives our notice of sale. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

We may not have access to the full amount available under the agreement which would limit our ability to grow.

We have not drawn down funds and have not issued shares of our common stock under the agreement. Our ability to draw down funds and sell shares under the agreement requires that the registration statement, of which this prospectus is a part, be declared effective by the SEC, and that this registration statement continue to be effective. In addition, the registration statement of which this prospectus is a part registers 65,000,000 shares issuable under the agreement, and our ability to sell any remaining shares issuable under the agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell the shares of common stock to SC Capital under the agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the agreement to be declared effective by the SEC in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to SC Capital. Accordingly, because our ability to draw down any amounts under the agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $1,500,000 under the agreement.

We are registering an aggregate of 65,000,000 shares of common stock to be issued under the SC Capital Agreement. The sales of such shares could depress the market price of our common stock.

We are registering an aggregate of 65,000,000 shares of common stock under this prospectus pursuant to the agreement. Notwithstanding SC Capital ownership limitation, the 65,000,000 shares would represent approximately 18.8% of our shares of common stock outstanding immediately after our exercise of the put right under the Investment Agreement. The sale of these shares into the public market by SC Capital could depress the market price of our common stock.

At an assumed purchase price of $0.027 (equal to 90% of the closing price of our common stock of $0.003 on January 9, 2013), we will be able to receive up to $175,500 in gross proceeds, assuming the sale of the entire 65,000,000 shares being registered hereunder pursuant to the agreement. Accordingly, we would be required to register additional 490,555,555 shares to obtain the entire amount of $1,500,000 under the agreement. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the SC Capital.

Summary

We believe it is important to communicate our expectations to investors.  There may be events in the future, however, that we are unable to predict accurately or over which we have no control.  The risk factors listed on the previous pages as well as any cautionary language in this registration statement, provide examples of risks, uncertainties and events that may cause our actual  results to differ materially from the expectations we describe in our forward looking statements.  The occurrence of the events our business described in the previous risk factors and elsewhere in this registration statement could negatively impact our business, cash flows, results of operation, prospects, financial condition and stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

Dividend Policy

We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Item 4: Use of Proceeds.

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Item 5: Determination of Offering Price.

Not Applicable.

Item 6: Dilution.

The following information is based upon the Company’s unaudited balance sheet as filed in the Company’s Form 10-Q on November 19, 2012, for the period ended September 30, 2012, the net tangible book value of the Company’s assets as of September 30, 2012 is $(295,099).

“Dilution” as used herein represents the difference between the offering price per share of shares offered hereby and the net tangible book value per share of the Company’s common stock after completion of the offering. Dilution in the offering is primarily due to the losses previously recognized by the Company.

The net book value of the Company at September 30, 2012 was $(295,099) or $0.00 per share. Net tangible book value represents the amount of total tangible assets less total liabilities. Assuming that 65,000,000 of the shares offered hereby were purchased by investors (a fact of which there can be no assurance) as of September 30, 2012, the then outstanding 350,604,200 shares of common stock, which would constitute all of the issued and outstanding equity capital of the Company, would have a net tangible book value $(119,599) (after deducting commissions and offering expenses) or approximately $0.0027 per share.

At an assumed purchase price of $0.0027 (equal to 10% of the closing price of our common stock of $0.003 on January 9, 2013), we will be required to issue an aggregate of 555,555,555 shares of common stock, if the full amount of $1,500,000 is exercised pursuant to the agreement.

Assuming a 50% decrease to the purchase price of $0.0027 (equal to 10% of the closing price of our common stock of $0.003 on January 9, 2013), we will be required to issue an aggregate of 1,111,111,111 shares of common stock, if the full amount of $1,500,000 is exercised pursuant to the agreement.

Assuming a 75% decrease to the purchase price of $0.0027 (equal to 10% of the closing price of our common stock of $0.003 on January 9, 2013), we will be required to issue an aggregate of 2,222,222 shares of common stock, if the full amount of $1,500,000 is exercised pursuant to the agreement.

The dilution associated with the offering and each of the above scenarios is as follows:

Offering		490,555,556 shares issued	1,046,111,111 shares issued	2,157,222,222 shares issued
Offering price	$0.0027	$0.0027	$0.00135	$0.000675
Net Tangible Book Value Before Offering (per share)	$0.0000	$0.0000	$0.0000	$0.0000
Net Tangible Book Value After Offering (per share)	$0.0000	$0.0012	$0.0008	$0.0005
Dilution per share to Investors	$0.0027	$0.0015	$0.0006	$0.0002
Dilution percentage to Investors	100.00%	54.95%	40.97%	31.55%

Item 7: Selling Security Holders.

We are registering for resale shares of our Class A Common Stock that are issued and outstanding held by the selling stockholder identified below. We are registering the shares to permit the selling stockholder to resell the shares when and as it deems appropriate in the manner described in the “Plan of Distribution.” As of the date of this Prospectus, there are 381,221,678 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the selling stockholder,
•	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,
•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and
•
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. The selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Name	Shares of Class A Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares of Class A Common Stock to be Offered	Number of Shares of Class A Common Stock Beneficially Owned after Offering	Percent ownership after Offering
SC Capital, Inc. (2)	65,000,000	65,000,000	0	0%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)	As the President of SC Capital, Valerie Baugher has the voting and dispositive power over the shares owned by SC Capital, Inc.

Item 8: Plan of Distribution.

We are registering the Common Stock issued to the Selling Stockholders to permit the resale of these shares of Common Stock by the holders of the Common Stock from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock.  We will bear all fees and expenses incident to our obligation to register the Common Stock.

The Selling Stockholders may sell all or a portion of the Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the Common Stock is sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.  The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the Common Stock by such Selling Shareholders and any discounts, commissions or agent's commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The Common Stock may be sold in one or more transactions at:

•	fixed prices;
•	prevailing market prices at the time of sale;
•	prices related to such prevailing market prices;
•	varying prices determined at the time of sale; or
•	negotiated prices.

The sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the Common Stock may be listed or quoted at the time of the sale;
•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;
•
through the writing of options (including the issuance by the Selling Shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	in a public auction; or
•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.   The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

In connection with the sales of the  Common Stock, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the Common Stock in the course of hedging their positions;
•	sell the Common Stock short and deliver the Common Stock to close out short positions;

•	loan or pledge the Common Stock to broker-dealers or other financial institutions that in turn may sell the Common Stock;
•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the  Common Stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Shareholders and any underwriter, broker-dealer or agent regarding the sale of the Common Stock by the Selling Shareholders.

There can be no assurance that any Selling Shareholder will sell any or all of the Common Stock under this prospectus. Further, we cannot assure you that any such Selling Shareholder will not transfer, devise or gift the Common Stock by other means not described in this prospectus. The Common Stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The Common Stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Shareholders and any other person participating in the sale of the Common Stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Shareholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock being distributed. This may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay the entire expenses incidental to the registration of the Common Stock, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company and blue sky fees and expenses. The Selling Shareholders will be required to pay all discounts, selling commission and stock transfer taxes applicable to the sale of the Common Stock and fees and disbursements of counsel for any Selling Shareholder.

We anticipate applying for trading of our Class A Common Stock on the over-the-counter (OTC) Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  To have our securities quoted on the OTC Bulletin Board we must: (1) be a company that reports its current financial information to the Securities and Exchange Commission, banking regulators or insurance regulators; and (2) has at least one market maker who completes and files a Form 211 with FINRA Regulation, Inc. The OTC Bulletin Board differs substantially from national and regional stock exchanges because it (1) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market or exchange; and, (2) securities admitted to quotation are offered by one or more broker-dealers rather than "specialists" which operate in stock exchanges. We have not yet engaged a market maker to assist us to apply for quotation on the OTC Bulletin Board and we are not able to determine the length of time that such application process will take. Such time frame is dependent on comments we receive, if any, from the FINRA regarding our Form 211 application.

There is currently no market for our shares of Class A Common Stock. There can be no assurance that a market for our Class A Common Stock will be established or that, if established, such market will be sustained. Therefore, purchasers of our shares registered hereunder may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our Class A Common Stock. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

Penny Stock Regulation

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, that:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
●	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;
●	contains a toll-free telephone number for inquiries on disciplinary actions;
●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and,
●	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide the customer with the following, prior to proceeding with any transaction in a penny stock:

●	bid and offer quotations for the penny stock;
●	details of the compensation of the broker-dealer and its salesperson in the transaction;
●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and,
●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for, purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Section 15(G) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $1,500,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his or her rights and remedies in cases of fraud in penny stock transactions; and FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Item 9: Description of Securities to be Registered.

(a) Common and Preferred Stock.

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 5,505,000,000 shares of capital stock, of which 5,000,000,000 are shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock") and 5,000,000 are shares of Class B Common Stock, par value $.001 per shares (the “Class B Common Stock”), and 500,000,000 are shares of Preferred Stock, par value $.001 (the “Preferred Stock”).  We have no authorized preferred stock.   As of January 10, 2012, 381,221,678 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock were issued and outstanding.

Class A Common Stock

The Certificate of Incorporation, as amended, authorizes the Company to issue up to 5,000,000,000 shares of Class A Common Stock ($0.001 par value).  As of the date hereof, there are 381,221,678 shares of our Class A Common Stock issued and outstanding, which are held by approximately 79 registered shareholders of record (this does not include any shares held in street name by shareholders since they are not registered with our transfer agent).  All outstanding shares of Class A Common Stock are of the same class and have equal rights and attributes.  Holders of our Class A Common Stock are entitled to one vote per share on matters to be voted on by shareholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefore. Unless otherwise required by the Delaware General Corporation Law, the Class A Common Stock and the Class B Common Stock shall vote as a single class with respect to all matters submitted to a vote of shareholders of the Corporation.  Upon our liquidation or dissolution, the holders of our Class A and Class B Common Stock are entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding. Our Class A Common Stock has no cumulative or preemptive rights or other subscription rights. The payment of dividends on our Class A Common Stock is subject to the prior payment of dividends on any outstanding preferred stock, if any.

Class B Common Stock

Our Certificate of Incorporation, as amended, authorizes the Company to issue up to 5,000,000 shares of Class B Common Stock ($0.001 par value).  As of the date hereof, there are 5,000,000 shares of our Class B Common Stock issued and outstanding, which are held by 3 shareholders of record. All outstanding shares of Class B Common Stock are of the same class and have equal rights and attributes. The Class B shares do not have the right to convert into Series A. Holders of our Class B Common Stock are entitled to one thousand (1,000) votes per share on matters to be voted on by shareholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors at the same rate as those declared for Class A shareholder. Unless otherwise required by the Delaware General Corporation Law, the Class A Common Stock and the Class B Common Stock shall vote as a single class with respect to all matters submitted to a vote of shareholders of the Corporation.  Upon our liquidation or dissolution, the holders of our Class A and Class B Common Stock are entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding. Our Class A Common Stock has no cumulative or preemptive rights or other subscription rights. The payment of dividends on our Class A Common Stock is subject to the prior payment of dividends on any outstanding preferred stock, if any.

Preferred Stock

Our Certificate of Incorporation, as amended, authorizes the Company to issue up to 500,000,000 shares of Preferred Stock ($0.001 par value).  The Company has authorized 100,000,000 shares of a Series A Preferred Stock.   As of the date hereof, there are 0 shares of our Series A Preferred issued and outstanding.

Series A Preferred Stock

The Company has authorized the issuance of 100,000,000 shares of a Series A Preferred Stock.  As of the date hereof, there are 0 shares of our Series A Preferred issued and outstanding.

The rights of the Series A Preferred Stock are as follows:

Rank. All shares of the Class A Common Stock shall rank pari passu with the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created.

Liquidation Preferences. The Series A Preferred shall have no liquidation preference over any other class of stock.

Voting Rights.  Except as otherwise required by law, holders of Class A Common Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock or any other class or series of preferred stock) for the taking of any corporate action.

Dividend Rights.  The holders of the Series A Preferred shall receive the following dividend:

The greater of the following: (a) $.0001 per share or (b) 15% of the Gross Revenue from the joint venture projects in Suriname.  Gross Revenue shall be defined as any revenue generated by the joint ventures operations, before deductions for expenses for the period of the dividend.

The Board of Directors shall have the following powers in relation to the dividend:

a.	determine the declaration date;
b.	determine the dates covered by the dividend;
c.	determine the date of record for the dividend;
d.	determine the payment date for the dividend;
e.	may pay the dividend either as a monthly, quarterly or annual dividend (which the Board may change by a simple majority vote of the Board of Directors of the Company); and
f.	may issue a special dividend in addition to the dividend rights provided herein.

(2)	Additionally, the Board may defer the dividend payment for a period of up to 12 months from the payment date.

(b) Debt Securities.

None.

(c) Other Securities To Be Registered.

None.

Item 10: Interests of Name Experts and Counsel.

The financial statements for The Graystone Company, Inc. as of and for the period ended September 30, 2012 included in this prospectus have been audited by Sam Kan and Company, independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Registrant or any of its parents or subsidiaries. Nor was any such person connected with the Registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer, or employee.

Item 11: Information with Respect to the Registrant.

Registrant Overview

The Graystone Company, Inc. (“Graystone”, “we”, “us”, “our”, the "Company" or the "Registrant") was originally incorporated in the State of New York on May 27, 2010 under the name of Argentum Capital, Inc.   Graystone was reincorporated in Delaware on January 10, 2011 and subsequently changed our name to The Graystone Company, Inc on January 14, 2011.  Graystone is domiciled in the state of Delaware, and its corporate headquarters are located in Lima, Peru and maintains it US executive office in Las Vegas, Nevada for mailing purposes. The Company selected December 31 as its fiscal year end.

Business of Registrant

The Graystone Company, Inc. is a holding company whose primary operating activities involve acquiring and developing mining properties amenable to low cost production.  In January 2012, the Company launched a new division that sells gold, silver and other precious metals to retail buyers.  The Company also operates other divisions that include a marketing division, real estate division, and consulting division.  Information about the Company, including a link to our most recent financial reports filed with the Securities and Exchange Commission (“SEC”), can be viewed on our website at www.graystone1.com.

Natural Resources Division. This division began operating in January 2011 and operates through the Company’s wholly owned subsidiary Graystone Mining, Inc., a Nevada Company.   This Division is engaged in the business of acquiring gold, silver, precious metal and gems and other mineral properties with proven and/or probable reserves.  The Company has currently begun mining operations in Peru.

Graystone Mining focuses on acquiring properties that require a lower capital investment to begin mining operations. This approach may reduce the size of the deposits that the Company can acquire.  However, by generating revenue from smaller mining ventures, the Company can build a solid foundation and the needed infrastructure  to undertake larger and more costly ventures, such as hard rock projects. Thereby the Company is focusing initially on alluvial mining (surface mining) projects, the Company can begin generating a positive cash flow for a smaller capital investment.  As such, the Company does not engage in general exploration activities.  Exploration involves the prospecting, sampling, mapping, drilling and other work involved in searching for ore on properties.   Exploration is time consuming and costly as it requires an evaluation of the land's geology, analyst of the geochemistry of soil sediment and water, and drilling of numerous test holes and testing these for the presence of minerals.  The Company instead focuses on acquiring or entering into joint ventures with entities that have already found, through exploration, proven or probable mineral ore reserves.  This allows the Company to focus its attention on processing mineral resources instead of having to also have exploration activities to locate new sites that may have mineral ore deposits.

The Company currently owns the mining rights to 2,300 hectares.  The Company is currently in the process of having the claims put in the name of the Company's subsidiary Grupo Minero Inca.  One hectares equals 2.47 acres.  The Company anticipates that its cost of acquiring properties with proven or probable reserves will cost between 20% and 25% of the total amount that is extracted from these properties.  Additionally, the acquisition cost of the machinery needed to perform the extraction is expected to be between $50,000 and $500,000.  The staffing costs related to the extraction of the mineral ore will be between 25% and 30% of the total amount that is extracted from these sites.  Thereby, the Company anticipates the cost of property and equipment acquisition and the labor and mining operations related to extracting gold on its properties to be approximately 55% of the gross value of the gold extracted from its properties.

During 2011, the Company acquired Grupo Minero Inca S.A.C., a Peruvian Company (“GMI”). GMI is a wholly owned subsidiary of the Company.  GMI provides the Company a local Peruvian entity.  Acting through GMI, the Company can acquire concessions in its own name and directly hire employees and staff in Peru instead of using third parties for these purposes.  The Company coordinates all of its activities in Peru through GMI. The corporate structure of this division is as follows:

Additionally, GMI provides the gold extraction services and the overall management for the Companies properties. GMI will be responsible for the day to day operations of the mining sites while Graystone will be responsible for financing the acquisition of the mining properties, the equipment necessary to extract the ore and building the camps for the workers.

Mining Properties

The Company currently owns 2,300 hectares and is in the process of completing the transfer of these properties into the Company’s wholly owned subsidiary in Peru.  The properties include the following projects:

Name	Area (hectares)	Dept	Province	District
Gorilla	400	Loreto	Datem del Maranon	Manseriche
Graystone II	800	Loreto	Datem del Maranon	Manseriche
Graystone III	700	Amazonas	Condorcanqui	Rio Santiago
Graystone IV	400	Loreto	Datem del Maranon	Manseriche

Mining Division in Peru

In November 2012, the Company has begun initial mining production in Peru.  The Company has determined that it qualifies for a 2-year exemption from the Ministry of Mining in Peru.  The exemption allows the Company to conduct full mining operations on its mining property for 2-years while completing the environmental impact study.  The Company has filed for the exemption and expects to receive the exemption by the end of 2012.  The Company was allowed to conduct limited production operations until it receives the exemption from the Ministry of Mining. In January 2013, the Company received a 2 year permit from the Ministry of Mining to conduct mining operations on its mining property Gorilla and Graystone II.  The permit requires the Company to begin its environmental impact study in the next few months.  The company has retained a firm to perform the environmental impact study.

The Company’s mining operations in Peru consist of alluvial (or placer) mining.   Placer mining refers to mining precious metal deposits (particularly gold and gemstones) found in alluvial deposits – which are deposits of sand and gravel in modern or ancient stream beds, or occasionally glacial deposits. The gold deposits are moved by stream flow from an original source such as a vein. Since heavy metals like gold are considerably more dense than sand, they tend to accumulate at the base of placer deposits.

The Company uses the term “System” to refer to it mining production operations.  A “System” consists of the following:

·	Mining production foreman
·	Crew of 12 for mining (2 shifts of 8 hours each.)
·	Cook
·	Water Pumps to move water to were mining operations are occurring
·	Rock pumps to move the dirt, rocks and water to sluice box
·	Sluice box
·	Shaker Tables

The Company expects the monthly expenses (monthly burn rate) associated to each system to be approximately $20,000 - $25,000.  The Company expects the initial capital expenditures for system to be approximately $100,000 and up to $250,000 with heavier equipment. These expenses include the costs of the employees, food, gasoline, diesel, oil, grease, soda ash, travel, security, repairs to equipment, machine parts, and miscellaneous supplies.  The Company expects its breakeven point to be approximately 20 grams of gold per day depending on the purity levels, refining fees and easement costs.

The Company began mining production operations in November 2012 and expects to slowly develop or expand it operations over the next 6 months.  The Company’s expectations are that it will run one System during the 4th quarter 2012 prior to adding heavy equipment to allow the flexibility to locate the optimal locations to mine.  The Company expects to mine 22 days per month and to generate 15 – 20 grams per day.

The Company expects to increase its number of Systems by approximately 1 per quarter beginning in 2nd Quarter 2013. The Company also expects to increase its gold recovery to 50 grams per day per System with the addition of heavier equipment such as an excavator and trommel (replacing the sluice box).

Currently, the Company is initially focusing on its project referred to as Gorilla.

Mining Division in Suriname

In December 2012, the Company entered into a Letter of Intent for a 50% interest in a gold mining project in Suriname.  The Company is currently working on finalizing the definitive agreements.  In December 2012, the Company paid $50,000 to Suriname to acquire the necessary equipment to begin operations in Suriname while the definitive agreements were being finalized.  The Company expects mining operations in Suriname to begin as early as March 2013.

The Company is still gathering all the reports and governmental requirements regarding the Suriname project.

Previous Operations That Have Ceased During Fiscal Year 2012

Marketing Division.

The Company has completed the winding down of this Division and has written off the intangible assets associated to this division.  By winding down the division the Company can redeploy its assets to its main business of mining.

Consulting Division.  The company discontinued operating the consulting division and redeployed its assets to the natural resources division.

Real Estate Division.  The company has ceased operating this division.  The company sold its sole property and has redeployed its assets to the natural resources division.

Competition. We compete with other companies for real financing and for the acquisition of new properties for our real estate division, mineral claims for our natural resources division, clients for both our marketing division and consulting division. Almost all companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on property or client acquisition, marketing their services to potential clients, and on development of their mineral rights. This competition could result in competitors having properties of greater quality and interest to prospective investors who may provide finance to the company.

Government Regulation. Mineral resource production and related operations are subject to extensive rules and regulations of federal, state and local agencies.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws.  There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out exploration program.

Failure to comply with these rules and regulations can result in substantial penalties.  Our cost of doing business may be affected by the regulatory burden on the mineral industry. We believe that compliance with the laws will not adversely affect our business operations.

Environmental enforcement efforts with respect to mineral operations have increased over the years, and it is possible that regulation could expand and have a greater impact on future mineral exploration operations.  Although our management intends to comply with all legislation and/or actions of local, provincial, state and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the cost of which could harm our results of operations.  We cannot be sure that our proposed business operations will not violate environmental laws in the future.

For example, United States mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment, including the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Endangered Species Act; the Federal Land Policy and Management Act; the National Environmental Policy Act; the Resource Conservation and Recovery Act; and related state laws. These laws and regulations are continually changing and are generally becoming more restrictive. Our activities outside the United States are also subject to governmental regulations for the protection of the environment.

In Peru, mining activities are mainly carried out under a concession system. Article 9 of the General Mining Law defines mining concessions as real property rights distinct and separate from the real property where they are located.  The Company will begin operating in Peru as a small producer.  Article 91 of the General Mining Law classifies as ‘small producers’ those title-holders of mining concessions that meet the following requirements: (a) the extension of their concession is no more than 5,000 hectares; and (b) its processing or labor capacity does not exceed 350 metric tons per day in the case of non-metallic substances and 500 metric tons in the case of metallic substances.   The cost of claiming mineral rights in Peru is between $0.50 to $1.00 per hectares.

Once we have obtained mineral rights in Peru we must comply with the following regulations in Peru:

(1)
Retain a firm to perform an environmental impact study.  Once the Company retains the firm, it may begin the process of sampling its claims.  Once the environmental impact study has been submitted and the Company has been granted the concession on its gold claims, we may begin full operations on the concessions;

(2)
Once we have been granted a concession, we are obligated to exploit the concession which requires us to meet a minimum annual production (not less than US $100 per hectare granted in the case of metallic substances and not less than US $50 per hectare granted in the case of non-metallic substances);

(3)	Comply, in carrying out our activities, with the systems, methods, and techniques for the best exploitation of the mining concession, subject to environmental protection and health rules;
(4)	Allow inspections by the mining authority; and
(5)	Submit the annual consolidated statement required by the Ministry of Energy and Mines.

The Company has not begun the process of obtaining any Governmental approvals as we don’t own any claims in Peru.  The Company is currently determining the governmental regulation in Suriname.

The Company has not determined what the governmental regulation requirements are for other countries or locals; except for Peru.  The company is beginning to determine the governmental regulation process in Suriname. Once it has become likely that the Company will acquire or begin mining operations in another country or local, we will determine what the Company’s requirements and responsibilities are under those countries regulations.

Dependency on few customers. We currently are not depended on a few customers.

Intellectual Property.  We do not presently own any other copyrights, patents, trademarks, licenses, concessions or royalties.

Our Website. www.graystone1.com

Facilities.

The Company's operating offices are located in Lima, Peru through its subsidiary Grupo Mineral Inca.  The Company uses its Las Vegas, NV address as it Executive Office address for US mailing purposes.

Corporate Entity	Address
The Graystone Company, Inc.	2620 Regatta Drive, Suite 102, Las Vegas, Nevada
Graystone Mining, Inc.	2620 Regatta Drive, Suite 102, Las Vegas, Nevada
Grupo Mineral Inca, S.A.C..	Camino Real 348 Torre El Pilar, San Isidro, Lima, Peru

Legal Proceedings. There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Employees. As of December 31, 2012, we have approximately 30 employees.  This includes the two officers and the mining camps in Peru and Suriname.

Involvement in Certain Legal Proceedings

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

(a) Market Information.

The Company's Class A common stock is currently quoted on the Over-the-Counter (OTC) under the trading symbol “GYST.” Following is a report of high and low closing bid prices:

Quarter		High ($)	Low ($)
Quarter ending	12/31/2012	0.0095	0.0047
Quarter ending	9/31/2012	0.0128	0.0015
Quarter ending	6/30/2012	5.56	0.003
Quarter ending	3/31/2012	126.00	5.64

Quarter ending	12/31/2011	128.00	64.00
Quarter ending	9/31/2011	0	0
Quarter ending	6/30/2011	0	0
Quarter ending	3/31/2011	0	0

 The Company's Class B Common Stock and Series A Preferred Stock are not presently quoted on any exchange or listing service.

(b) Holders.

As of January 9, 2013, there were 79 registered holders of our Class A Common Stock for an aggregate of 381,221,678 shares of the Class A Common Stock issued and outstanding.

As of January 9, 2013, there were 3 holders of our Class B Common Stock for an aggregate of 5,000,000 shares of the Class B Common Stock issued and outstanding.

As of January 9, 2013, there were no outstanding and issued shares of preferred stock.

 (c) Dividends.

The Company did not pay a dividend in 2012 on any of its classes of stock.

Transfer Agent

The Company will take as its own transfer agent.  Once the Company becomes a trading company, we intended to retain Cleartrust, LLC to serve as its transfer agent.

Legal Matter

Certain legal matters with respect to the issuance of the securities offered hereby were passed upon by Brinen & Associates, LLC.

Financial Statements and Supplementary Data

The Company's financial statements for the year ended December 31, 2011, have been audited to the extent indicated in their report by Sam Kan & Company. an independent registered public accounting firm. The financial statements have been prepared in accordance with generally accepted accounting principles.  Please see the Financial Statements Index on page F-1.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Revenue

Results of Operations

For the Six Months Ended June 30, 2012 and 2011, the Company generated the following revenue:

	Nine Month Ended September 30,
	2012	2011

Sales, net	$88,478	$81,209
Cost of Goods Sold	55,278	30,079
Gross Profit	33,200	51,130

For Six Months Ended June 30, 2012 and 2011, the Company generated the following expenses:

	Nine Month Ended September 30,
	2012	2011

General and Administrative	$911,643	$23,694
Legal and Professional	737,803	263,259
Research and Development	90,805	170,545
	1,740,251	406,368

The Company's research and development expenses are related to the Company's mining activities in Peru and include exploration on the Company's mining properties.

Liquidity and Capital Resources

The following is a summary of our balance sheet for the Nine Months Ended June 30, 2012:

Nine Months Ended September 30,
2012

Cash	$63,053
Accounts receivable
Other Long-tern assets	302,913

Stockholders' Equity	(295,099)

In the opinion of management, available funds will not satisfy our growth requirements for the next twelve months. The Company expects that its current revenue will allow us to satisfy our current operations and our reporting requirement for the next twelve months.   However, if our revenue decreases we may not able to support our current operations and reporting obligations without obtaining additional funds.  We believe our currently available capital resources will allows us to begin operations within our natural resource division and maintain its operation over the course of the next 12 months; however, our other expansion plans would be put on hold until we could raise sufficient capital.  The Company expects that it needs to raise between $200,000 and $500,000 to acquire the necessary equipment to begin full mining operations in Peru and approximately $2,000,000 to fully execute on its expected business plan in Suriname. We cannot guaranty that we will be able to raise additional funds. Moreover, in the event that we can raise additional funds, we cannot guaranty that additional funding will be available on favorable terms.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Accounting and Audit Plan

We expect are audit fees to be approximately $10,000 for the 10-K and $1,500 - $5,000 to review our 10-Q.  In the next twelve months, we anticipate spending approximately $30,000 to pay for our accounting and audit requirements.

Off-balance sheet arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our historical financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

We have not had any disagreements with our auditors on any matters of accounting principles, practices, or financial statement disclosure.

Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Identification of Directors and Executive Officers.

Our directors and executive officers and additional information concerning them are as follows:

Name	Age	Position
Paul Howarth	44	CEO, Director
Joseph Mezey	37	President, CFO and Director

Paul Howarth, CEO/ Director.   Mr. Howarth is our CEO and a member of the Board of Directors.  In May 2010, Mr. Howarth co-founded The Graystone Company with Joseph Mezey.  In 2007, Mr. Howarth became involved with Renard Properties, LLC which acquires and invests in real estate throughout the US.  Mr. Howarth is the managing member of Renard Properties, LLC.  Renard Properties is an affiliate of the Company due to the fact that it owns more than 10% of the Common Stock of the Company.  From August 2008 – July 2010, Mr. Howarth was the CEO and member of the Board of Directors of Forterus, Inc.  Forterus is a behavioral health company focusing on drug and alcohol rehabilitation. From February 2006- July 2008, Mr. Howarth served as the Senior Vice-President of Bear Stearns and Co.  Bear Stearns and Co. was a global investment bank and securities trading and brokerage firm.  Mr. Howarth was responsible for the purchase of mortgages from mortgage bankers that were secured by Bear Stearns or its affiliates.   From 2004 - 2006, Mr. Howarth worked as a license real estate broker in California.  From 2002 – 2004, Mr. Howarth served as the Director of Production of Home Loan Center where he was responsible for 13 sales managers and over 150 sales staff.  Home Loan Center was a mortgage broker/bank and was acquired by Lendingtree.com in 2004.  Mr. Howarth received his B.A. from Seton Hall University.

Except as stated above, none of the Companies or entities Mr. Howarth has previously worked for is a parent, subsidiary or other affiliate of the Company.

Joseph Mezey, President/Director.  Mr. Mezey is our President and a member of the Board of Directors. In May 2010, Mr. Mezey co-founded The Graystone Company with Paul Howarth.  In December 2010, Mr. Mezey became a member of the LLC Renard Properties.  Mr. Mezey has no duties or responsibilities with regard to Renard Properties.  Renard Properties acquires and invests in real estate throughout the US.  Renard Properties is an affiliate of the Company due to the fact that it owns more than 10% of the Common Stock of the Company.  Since July 2008, Mr. Mezey has worked as the President of WTL Group, Inc,, his family’s company, which is in involved in the manufacturing and sell of products produced in China. WTL Group is an affiliate of the Company due to the fact that it owns more than 10% of the Common Stock of the Company.  From August 2008 – June 2010, Mr. Mezey was previously a member of the Board of Directors of Forterus, Inc. and served as its CEO from February through August 2008. Forterus is a behavioral health company focusing on drug and alcohol rehabilitation. From March 2007 - May 2008, Mr. Mezey was also the CEO of the Mezey Howarth Racing Stables which owned, raced and breed thoroughbreds throughout the United States. From January 2005 – April 2007, Mr. Mezey was the President/COO of NAPP Tour, Inc. (North American Poker Tour). NAAP Tour created a new processional poker tour that was to be aired on television. From 2004 - 2005, Mr. Mezey was the Chief Legal Officer and Interim Chief Accounting Officer of College Partnership, Inc.  College Partnership provided college preparatory services to high school student and their parents including SAT courses, selection of majors and college selection.  While at College Partnership Mr. Mezey worked with the auditors and finance department to create a system of accounting control and procedures. From 2003 - 2004, Mr. Mezey worked for Vision Direct Marketing as its Vice-President of Operations and General Counsel. Mr. Mezey graduated from Georgetown University Law Center with an LL.M. in Securities and Financial Regulation. Mr. Mezey received his J.D., with cum laude honors, from New England School of Law and his B.S. from Virginia Commonwealth University.

Except as stated above, none of the Companies or entities Mr. Mezey has previously worked for is a parent, subsidiary or other affiliate of the Company.

The foregoing persons are promoters of The Graystone Company, Inc., as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Our management has not been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Committees of the Board

 We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee. We intend to form an audit committee, corporate governance and nominating committee and a compensation committee once our board membership increases. Our plan is to start searching and interviewing possible independent board members in the next six months.

Significant Employees

There are no persons other than our executive officers who are expected by us to make a significant contribution to our business.

Family Relationships

There are no family relationships of any kind among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

Audit and Compensation Committees, Financial Expert

We do not have a standing audit or compensation committee or any committee performing a similar function, although we may form such committees in the future.  Our entire Board of Directors handles the functions that would otherwise be handled by an audit or compensation committee.

Since we do not currently have an audit committee, we have no audit committee financial expert.

Since we do not currently pay any compensation to our officers or directors, we do not have a compensation committee.  If we decide to provide compensation for our officers and directors in the future, our Board of Directors may appoint a committee to exercise its judgment on the determination of salary and other compensation.

Involvement in Certain Legal

Our directors, executive officers and control persons have not been involved in any of the following events during the past ten years:

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, or

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); or

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority, barring, suspending or otherwise limiting for more than 60 days his or her involvement in any type of business, securities or banking activities; or

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to the alleged violation of any Federal or State securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

Subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, self-regulatory organization (as defined by Section 3(a)(26) of the Exchange Act), any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member

Controls and Procedures

Evaluation of disclosure controls and procedures. Disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time period specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports filed under the Exchange Act is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of Paul Howarth, Chief Executive Officer and Joseph Mezey our Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon and as of the date of that evaluation, Messrs. Howath and Mezey concluded that our disclosure controls and procedures are not effective to ensure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required.  The reason we believe our disclosure controls and procedures are not effective is because:

1.	No independent directors;
2.	No segregation of duties;
3.	No audit committee; and
4.	Ineffective controls over financial reporting.

The Company has concluded that these are not material weaknesses.  However, the Company intends to remedy these factors as follows:

Independent Directors:  The Company intends to obtain at least 2 independent directors at its next annual shareholder meeting (expected to occur in August 2011).  The cost associated to the addition in minimal and not deemed material.

No Segregation of Duties/ Ineffective controls over financial reporting:  The company intends to hire additional staff members as its capital position allows.  These additional staff members will be responsible for making sure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required and will the staff members will have segregated responsibilities with regard to these responsibilities.  The costs associated with the hiring the additional staff members will increase the Company's Sales, General and Administration (SG&A) Expense.  It is anticipated the cost of the new staff members will be approximately $40,000 per year.

No audit committee: After the election of the independent directors at the next annual shareholder meeting, the Company expects that an Audit Committee will be established.  The cost associated to the addition an audit committee are minimal and not deemed material.

Executive Compensation

The Companies’ officers and director have receive any annual salary of $1.00 per year for the services rendered on behalf of the Company.

Name and				Stock	All other
Principal Position	Year	Salary	Bonus	Awards	Compensation		TOTAL

Paul Howarth,	2012	$1.00	0	0	216,550	(1)	216,551
Chairman and CEO

Joseph Mezey, President, CFO	2012	$1.00	0	0	216,550	(2)	216,551
Director

(1)
This represents $93,750 which was paid to Renard Properties, and $115,000 which was paid to Renard in the form of a restrictive stock grant under the Company’s qualified employee stock plan.  This also included a monthly $650 cell phone and car allowance paid to Mr. Howarth.

(2)
This represents $93,750 which was paid to JW Group, and $115,000 which was paid to JW Group in the form of a restrictive stock grant under the Company’s qualified employee stock plan.  This also included a monthly $650 cell phone and car allowance paid to Mr. Mezey.

Director Independence

Our Board of Directors has determined that none of our directors are independent.

Policies and Procedures with Respect to Related Party Transactions

As of the date hereof, our Board of Directors has not adopted formal written policies or procedures regarding the review, approval or ratification of related party transactions. It is the Company’s intention to adopt such policies and procedures in the immediate future.  Such policies will include, among other things, descriptions of the types of transactions covered, the standards to be applied in reviewing such transactions, the process for review of such transactions, and the individuals on the Board of Directors or otherwise who are responsible for implementing the policies and procedures. It is our intention that our audit committee, which will be comprised entirely of independent directors, will be responsible for such matters on an ongoing basis, consistent with its written charter.  Notice of the Company’s adoption of these policies and procedures will be given to all appropriate Company personnel.

Conflicts of Interest and Corporate Opportunities

The officers and directors have acknowledged that under Delaware Corporate law that they must present to the Company any business opportunity presented to them as an individual that met the Delaware's standard for a corporate opportunity:  (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation's line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his own, the corporate fiduciary will thereby be placed in a position inimical to their duties to the corporation. This is enforceable and binding upon the officers and directors as it is part of the Code of Ethics that every officer and director is required to execute.  However, the Company has not adopted formal written policies or procedures regarding the process for how these corporate opportunities are to be presented to the Board.  It is the Company’s intention to adopt such policies and procedures in the immediate future.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this filing, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under community property laws. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of the Company, 2620 Regatta Drive, Ste 102, Las Vegas, NV 89128.

	Class A Common Stock	Percent	Class B Common Stock	Percent	Total
Name	Number of Shares	of Class	Number of Shares	of Class	Voting Power
Paul Howarth, CEO(1)	84,573,703	25.03%	2,500,000	50.00%	39.93%
Joseph Mezey, CFO	84,372,127	24.97%	2,500,000	50.00%	39.91%
Totals	168,945,830	50.001%	5,000,000	100.00%	79.84%

1.	This includes 82,770,501 Class A shares and 5,000,000 lass B held by Renard Properties, LLC. Mr. Howarth has voting and dispositive power of these shares.

2.	This includes 82,741,875 Class A and 5,000,000 Class B held by WTL Group, Inc. which Mr. Mezey’s family owns and he is the President/CEO.

Certain Relationships and Related Transactions, and Director Independence

On July, 5, 2012, the Company agreed to acquire the rights to 100 oil and gas leases from Avenill Ventures, LLC for $700,000.   Avenhill is beneficially owned by Paul Howarth and Joseph Mezey, our officers and directors. The Company agreed to issue to $100,000 in Company stock at the closing market price on July 5, 2012 which was $0.002.  As such on July 9, 2012.the Company issued 25,000,000 shares of its Class A Common Stock to Renard Properties, LLC (which is beneficially owned by Paul Howarth) and 25,000,000 shares of its Class A Common Stock to JW Group, Inc. (which is beneficially owned by Joseph Mezey).  The remaining $600,000 is owed as a note in the amounts of: $200,000 Renard Properties, LLC, $200,000 to JW Group, Inc. and $200,000 to an unrelated 3rd party.

On July 5, 2012, the Company issued 25,000,000 shares of Class A Common stock to Renard Properties, LLC at a price of $.002.  The shares issued are restricted under Rule 144.  Renard Properties is beneficially owned by Paul Howarth our CEO.

On July 5, 2012, the Company issued 25,000,000 shares of Class A Common stock to JW Group, Inc. at a price of $.002.  The shares issued are restricted under Rule 144.  Renard Properties is beneficially owned by Joseph Mezey our CFO.

On July 10, 2012, the Company issued 10,000,000 shares of Class A Common stock to Renard Properties, LLC at a price of $.0056.  The shares issued are restricted under Rule 144.  Renard Properties is beneficially owned by Paul Howarth our CEO.

On July 5, 2012, the Company issued 10,000,000 shares of Class A Common stock to JW Group, Inc. at a price of $.0056.  The shares issued are restricted under Rule 144.  Renard Properties is beneficially owned by Joseph Mezey our CFO.

On August 21, 2012, the Company issued 8,000,000 shares of Class A Common stock to Renard Properties, LLC at a of $.0122.  The shares issued are restricted under Rule 144.  Renard Properties is beneficially owned by Paul Howarth our CEO.

On August 21, 2012, the Company issued 8,000,000 shares of Class A Common stock to JW Group, Inc. at a price of $.0122.  The shares issued are restricted under Rule 144.  Renard Properties is beneficially owned by Joseph Mezey our CFO.

On September 1, 2012, the Company issued 625,000 shares of Class A Common stock to Renard Properties, LLC at a of $.008.  The shares issued are restricted under Rule 144.  Renard Properties is beneficially owned by Paul Howarth our CEO.

On September 1, 2012, the Company issued 625,000 shares of Class A Common stock to JW Group, Inc. at a price of $.008.  The shares issued are restricted under Rule 144.  Renard Properties is beneficially owned by Joseph Mezey our CFO.

On August 14, 2012, the Company issued 1,000,000 shares of Class A Common stock to JW Group, Inc. at a price of $.0195.  The shares issued are restricted under Rule 144.  JW Group is beneficially owned by Joseph Mezey our CFO.

On August 20, 2012, The Company’s officers, Paul Howarth and Joseph Mezey, agreed to purchase on behalf of the company a sluice box.  The officers agreed to pay the $150,000 for the equipment in exchange for the shares purchase on August 9-14, 2012 and a promissory note for the remaining amount.

During the three months ending September 30, 2012, the Company received short term loans in the total amount of $273,330 from Renard Properties which includes the purchase of equipment for the company, short term loans for cash flow purposes and consulting fees. Consulting fees totaled $31,500 for the $15,625 per month the Company accrues.

During the three months ending September 30, 2012, the Company re-paid short term loans in the total amount of $279,411 to Renard Properties.  The note payable includes the purchase of equipment for the company, short term loans for cash flow purposes and consulting fees. The Company still owes Renard Properties $122,207 as of September 30, 2012.

During the three months ending September 30, 2012, the Company received short term loans in the total amount of $291,350 from JW Group, Inc. which includes the purchase of equipment for the company, short term loans for cash flow purposes and consulting fees. Consulting fees totaled $31,500 for the $15,625 per month the Company accrues.

During the three months ending September 30, 2012, the Company re-paid short term loans in the total amount of $275,950 to JW Group.  The note payable includes the purchase of equipment for the company, short term loans for cash flow purposes and consulting fees. The Company still owes JW Group $3,165 as of September 30, 2012.

On October 1, 2012, the Company received a loan from Renard Properties for $40,000 which was used to purchase mining equipment in Peru.

On October 1, 2012, the Company received a loan from JW Group for $40,000 which was used to purchase mining equipment in Peru.

On September 30, 2012 , the Company reversed the transaction on July 5, 2012 regarding the lease on the oil well.

On October 1, 2012, the Company received a loan from Renard Properties for $40,000 which was used to purchase mining equipment in Peru.

On October 1, 2012, the Company received a loan from JW Group for $40,000 which was used to purchase mining equipment in Peru.

On November 5, 2012, the Company and its CEO and CFO agreed to a revolving line of credit in the amount of $100,000. The Company’s CEO and CFO will provide a line of credit to the Company in the total amount of $100,000 which shall be used for short term cash flows needs and shall bear no interest.

On December 6, 2012, the Renard Properties, LLC (a 10% shareholder and beneficially owned by our CEO Paul Howarth) purchased 6,000,000 shares for $38,000 or a price per share of $.006.  The shares will be restricted until December 31, 2015.

On December 6, 2012, JW Group, Inc.  (a 10% shareholder and beneficially owned by our CFO Joseph Mezey) purchased 6,000,000  shares for $38,000 or a price per share of $.006.  The shares will be restricted until December 31, 2015.

On December 10, 2012, the Renard Properties, LLC (a 10% shareholder and beneficially owned by our CEO Paul Howarth) purchased 3,000,000 shares for $13,500 or a price per share of $.0045.  The shares will be restricted until December 31, 2015.

On December 10, 2012, JW Group, Inc.  (a 10% shareholder and beneficially owned by our CFO Joseph Mezey) purchased 3,000,000  shares for $13,500 or a price per share of $.0045.  The shares will be restricted until December 31, 2015.

On December 19, 2012, the Company’s officers and directors have agreed to invest into the Company $50,000 for the initial investment for the joint venture in Suriname.  The Company agreed to issue 25,000,000 shares of its Series A Preferred Stock in exchange for this investment.

Item 11A: Material Changes.

Not Applicable.

Item 12: Incorporation of Certain Information by Reference.

We are incorporating he information contained in the following 8-K filings:

(1)	8-K filed January 8, 2013
(2)	8-K filed December 31, 2012
(3)	8-K filed December 28, 2012
(4)	8-K filed December 19, 2012
(5)	8-K filed December 18, 2012
(6)	8-K/A filed December 17, 2012
(7)	8-K filed December 11, 2012
(8)	8-K filed December 7, 2012
(9)	8-K filed November 30, 2012
(10)	8-K filed November 27, 2012
(11)	8-K filed November 20, 2012
(12)	8-K filed November 14, 2012
(13)	8-K filed November 5, 2012
(14)	8-K filed October 22, 2012
(15)	8-K filed October 10, 2012
(16)	8-K filed October 2, 2012
(17)	8-K filed October 1, 2012

And 10-Q and 10-K’s filed on

(1)	10-Q filed November 19, 2012
(2)	10-Q filed August 20, 2012
(3)	10-Q/A filed June 5, 2012
(4)	10-K filed April 13, 2012

Item 12A: Commission Position of Indemnification for Securities Act Liabilities

Our directors and officers are indemnified as provided by the Section 145 of the General Corporation Law of Delaware and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The public may read and copy any materials the Company files with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Huang, Kan & Company, LLP
1151 Harbor Bay Parkway, Suite 202
Alameda, CA 94502
Phone: (510) 355-0492 Fax: (866) 828-1446

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
The Graystone Company, Inc.
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of The Graystone Company, Inc. (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and for the period from March 27, 2010 (inception) through December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the statements of operations, stockholders’ deficit and cash flows for the period from March 27, 2010 (inception) to December 31, 2010, which totals reflected a profit of $45,526. Those financial statements and cumulative totals were audited by other auditors whose report dated February 22, 2011, expressed an unqualified opinion on those statements and cumulative totals, and included an explanatory paragraph regarding the Company’s ability to continue as a going concern. Our opinion, insofar as it relates to amounts included for that period is based on the report of other independent auditors, mentioned above.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Graystone Company, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years then ended and for the period from March 27, 2010 (inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2012 raise substantial doubt about its ability to continue as a going concern. The 2011 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Huang, Kan & Company, LLP
Huang, Kan & Company, LLP

Alameda, California
April 12, 2012

THE GRAYSTONE COMPANY, INC.
BALANCE SHEET

	September 30,	December 31,
	2012	2011
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	63,053	$793
Accounts receivable	-	17,120
Shareholders' subscription receivable	-	350,000
Total current assets	63,053	367,913

Plant, property & equipment (net of depreciation)	302,913	69,713
Acquired intangible assets (net of amortization)	-	14,000

Total assets	$365,966	$451,626

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
Accounts payable	13,438	$10,495
Accrued expenses	6,790	1,637
Notes from related party	281,372
Other liabilities	120,795
Loan from shareholders	115,373
Current portion of long term debts	123,297	12,713
Total current liabilities	661,065	24,845

Long term debts	0	94,448
Total liabilities	661,065	119,293

Stockholders' (deficit) equity
Class A Common stock, $.0001 par value; 700,000,000 shares authorized, 285,604,200 and 19,056,000 shares issued and outstanding as of September 30, 2012 and December, 2011, respectively.	285,604	19,056
Class B Common stock, $.001 par value; 5,000,000 shares authorized, 5,000,000 and 700,000 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively.	5,000	1,400
Additional paid-in capital	3,420,614	2,476,773
Dividend paid	-	(46,764)
Accumulated deficits	(4,006,317)	(2,118,132)
Total stockholders' (deficit) equity	(295,099)	332,333

Total liabilities and stockholders' (deficit) equity	$365,966	$451,626

See accompanying notes to the financial statements

THE GRAYSTONE COMPANY, INC.
STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Sales, net	$46,008	$37,782	$88,478	$112,631
Cost of goods sold	40,999	14,330	55,278	42,333
Gross profit	$5,009	$23,452	$33,200	$70,298

Operating Expenses
General and administrative	609,209	21,288	911,643	79,555
Legal and professional	182,611	239,073	737,803	487,000
Research and development	45,770	170,545	90,805	182,945
Total operating expenses	837,590	430,906	1,740,251	749,500

Loss from operations	(832,581)	(407,454)	(1,707,051)	(679,202)

Other income (expense)
Interest income	-	-	-	100
Interest (expense)	(31,308)	-	(115,791)	-
Other income	-	-	0	(258)
(Loss) on sale of assets	(13,250)	-	(18,579)	-
Total other income (expense)	(44,558)	-	(134,370)	(158)

Loss before income taxes	(877,139)	(407,454)	(1,841,421)	(679,360)

Provision for income taxes	-	-	-	-

Net loss	$(877,139)	$(407,454)	$(1,841,421)	$(679,360)

Net loss per share of common stock:
Basic	$(0.00)	$(0.00)	$(0.02)	$(0.01)

Weighted average number of shares outstanding	211,143,069	96,059,066	115,142,328	58,759,063

See accompanying notes to the financial statements.

THE GRAYSTONE COMPANY, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Cumulative from May 27, 2010 (Inception) to September 30, 2012

	Common stock, Class A		Common stock, Class B
	Shares	Amount	Shares	Amount	Additional Paid in Capital	Retained Earning	Dividend paid	Total
Balance, May 27, 20010 (Inception)	-	$-	-	$-	$-	$-	$-	$-
Issuance of common stock at $0.0001 per share	46,000,000	4,600	-	-	10,500	-	-	15,100
Cash dividends issued	-	-	-	-	-	-	(6,275)	(6,275)
Net loss, period ended December 31, 2010	-	-	-	-	-	45,526	-	45,526
Balance, December 31, 2010	46,000,000	$4,600	-	$-	$10,500	$45,526	$(6,275)	$54,351

Issuance of common stock at $0.0001 per share	144,557,500	14,456	1,400,000	1,400	2,412,282	-	-	2,428,138
Issuance of convertible notes in connection with warrants issuance	-	-	-	-	42,500	-	-	42,500
Stock based compensation	-	-	-	-	11,491	-	-	11,491
Cash dividends issued	-	-	-	-	-	-	(16,000)	(16,000)
Stock dividend issued	-	-	-	-	-	-	(24,489)	(24,489)
Net loss, year ended December 31, 2011	-	-	-	-	-	(2,163,658)	-	(2,163,658)
Balance, December 31, 2011	190,557,500	$19,056	1,400,000	$1,400	$2,476,773	$(2,118,132)	$(46,764)	332,333

Stock based compensation	158,305,000	$158,305	3,600,000	$3,600	$510,437	-	-	668,742
Reverse	(190,874,048)	$(190,874)	-	-	$19,087	-	-	(171,787)
Issuance of convertible notes in connection with warrants issuance	59,750,000	$59,750	-	-	$175,702	-	-	235,452
Issuance of convertible notes in connection with notes issuance	67,865,748	$67,866	-	-	$238,615	-	-	306,481

Net loss, year ended September 30, 2012	-	-	-	-	-	$(1,841,421)	-	(1,841,421)
Balance, September 30, 2012 (unaudited)	285,604,200	$285,604	5,000,000	$5,000	$3,420,614	$(4,006,317)	$-	$(295,099)

See accompanying notes to the financial statements.

THE GRAYSTONE COMPANY, INC.
STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,
	2012	2011
	(unaudited)	(unaudited)
Cash flows from operating activities
Net Income(loss)	$(1,841,421)	$(679,360)
Adjustments to reconcile net income to net cash used by operating activities:
Depreciations on fixed assets	1,800	-
Amortizations on intangible assets	750	-
Derivative expense	120,795
Interest BCF	109,501	-
Impairment of acquired intangible assets	13,250	-
Loss on sale of plant, property & equipment	18,579	-
Common stock issuances for services contributed	937,783	-
Notes issued for legal services contributed	31,250	-
Changes in operating assets and liabilities:
Accounts receivable	17,120	(6,624)
Accounts payable	2,943	9,374
Accrued expenses	5,153	22,445
Net cash used by operating activities	(582,497)	(654,165)

Cash flows from investing activities
Purchase of plant, property & equipment	(268,521)	(70,742)
Purchase of minority interest of entity	-	(1,700,000)
Sale of plant, property & equipment	14,942	-
Net cash provided (used) by investing activities	(253,579)	(1,770,742)

Cash flows from financing activities
Proceeds from notes payable	535,436	256,983
Proceeds from stock issaunces	430,350	2,193,025
Repayment from notes payable	(67,450)	-
Cash dividend paid	-	(30,000)
Net cash provided by financing activities	898,336	2,420,008

Net change in cash and cash equivalent	62,260	(4,899)

Cash and cash equivalent at the beginning of year	793	5,522

Cash and cash equivalent at the end of year	$63,053	$623

Supplemental disclosures of cash flow Information:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Supplemental non-cash investing and financing activities:
Issuance of common stock for services contributed	$937,783	$-
Issuance of notes for services contributed	$31,250	$-
BCF note discount	$109,501	$-
BCF note that converted to class A common stock	$124,948	$-
Common stocks cancelled with subscription receivable	$(218,200)	$-
Subscription receivable compensated with professional service contributed	$131,800	$-

See accompanying notes to the financial statements

THE GRAYSTONE COMPANY, INC.

NOTES TO THE FINANCIAL STATEMENTS
 THE GRAYSTONE COMPANY, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Operations

The Graystone Company, Inc. (“Graystone”, “we”, “us”, “our”, the "Company" or the "Registrant") was originally incorporated in the State of New York on May 27, 2010 under the name of Argentum Capital, Inc.   Graystone was reincorporated in Delaware on January 10, 2011 and subsequently we changed our name to The Graystone Company, Inc on January 14, 2011.  Graystone is domiciled in the state of Delaware, and its corporate headquarters are located in Las Vegas, Nevada.

The Graystone Company, Inc. is a holding company whose primary operating activities involve acquiring and developing mining properties amenable to low cost production.  In January 2012, the Company launched a new division that sells gold, silver and other precious metals to retail buyers.  The Company also operates other divisions that include a marketing division, real estate division, and consulting division.

The Graystone Company, Inc. has two dormant subsidiaries as indicated below,

•	Grupo Minero Inca S.A., - a Peru Corporation with equity interest of 100%
•	Graystone Mining Company – a Nevada Corporation with equity interest of 100%

Going Concern

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America or GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

In the coming year, the Company’s foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and making the requisite filings with the Securities and Exchange Commission, and the payment of expenses associated with operations and business developments. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, it has mostly relied upon internally generated funds such as shareholder loans and advances to finance its operations and growth. Management may raise additional capital by retaining net earnings or through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company’s failure to do so could have a material and adverse effect upon it and its shareholders.

Note 2 – Significant Accounting Policies

Accounting Method

The Company's financial statements are prepared using the accrual method of accounting.  The Company has elected a fiscal year ending on December 31.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable and accounts payable.  The Company believes that the recorded values of all of its other financial instruments approximate their fair values because of their nature and respective maturity dates or durations. The fair value of our long-term debt is determined by using estimated market prices. Assets and liabilities measured at fair value are categorized based on whether or not the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1: Inputs are based on quoted market prices for identical assets or liabilities in active markets at the measurement date.

Level 2: Inputs include quoted prices for similar assets or liabilities in active markets and/or quoted prices for identical or similar assets or liabilities in markets that are not active near the measurement date.

Level 3: Inputs include management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.

The fair value of the majority of our cash equivalents was determined based on “Level 1” inputs. The Company does not have any marketable securities in the “Level 2” and “Level 3” category. The Company believes that the recorded values of all our other financial instruments approximate their current fair values because of their nature and respective relatively short maturity dates or durations.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. The Company does not have financial assets as an investment carried at fair value on a recurring basis as of December 31, 2011 and 2010.

The availability of inputs observable in the market varies from instrument to instrument and depends on a variety of factors including the type of instrument, whether the instrument is actively traded, and other characteristics particular to the transaction. For many financial instruments, pricing inputs are readily observable in the market, the valuation methodology used is widely accepted by market participants, and the valuation does not require significant management discretion. For other financial instruments, pricing inputs are less observable in the market and may require management judgment. As of December 31, 2011 and 2010, the Company has assets and liabilities in cash, various receivables, property and equipments, and various payables. Management believes that they are being presented at their fair market value.

Note 2 – Significant Accounting Policies (Continued)

Income Taxes

In accordance with Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes” (“ASC 740”), the Company accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s Consolidated Financial Statements, but have not been reflected in the Company's taxable income.  A valuation allowance has been established to reduce deferred tax assets to their estimated realizable value.  Therefore, the Company provides a valuation allowance to the extent that the Company does not believe it is more likely than not that it will generate sufficient taxable income in future periods to realize the benefit of its deferred tax assets.  The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.  Cash and cash equivalents may at times exceed Federally-insured limits. To minimize this risk, the Company places its cash and cash equivalents with high credit quality institutions.

Accounts Receivable

Accounts receivable, if any, is carried at the expected net realizable value. The allowance for doubtful accounts, when determined, will be based on management’s assessment of the collectability of specific customer accounts and the aging of the accounts receivables. If there were a deterioration of a major customer’s creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of the amounts due to us could be overstated, which could have a negative impact on operations. As of September 30, 2012 and December 2011, the balances of accounts receivable were $28,830 and $17,120, respectively.

Notes Payable

Notes payable is classified as current if the maturity date is within 12 months after September 30, 2012, and otherwise it is classified as non-current.

Revenue Recognition

The Company has four different divisions. The revenue recognition methods for each division are indicated below.

Natural Resources Division - This division began operating in January 2011and operates the Company’s wholly owned subsidiary Graystone Mining, Inc., a Nevada Company.   This Division is engaged in the business of acquiring gold, silver, precious metal and gems and other mineral properties with proven and/or probable reserves.  The Company has currently begun mining operations in Peru.  The Company's Natural Resources Division is a mine processing entity whereby we locate and extract mineral deposits for refining. Revenue is recognized when products are shipped or delivered if not shipped.

Non-operating divisions:

Marketing Division - This division operates under d/b/a paypercallexchange.com. This division began operating in July 2010.  The division serves as an advertising and customer acquisition firm for 3rd party entities.  The Company places generic interactive advertisements through our proprietary process and technologies, in numerous mediums, e.g. print, web, Skype and mobile. Revenue is recognized when the call is generated and transferred to one of the clients.  The Company shut down this division during the 3rd quarter 2012.

Consulting Division - This division operates under d/b/a Graystone Ventures.  Graystone Ventures began operating in November 2010.  This division is a strategic, financial and operational consulting entity, which allows clients to outsource aspects of their business.  This division focuses primarily on early staged companies and public companies in the nano-cap and micro-cap but also assists growth and mature companies as well.  This division provides services in the areas of marketing, sales and operations. Revenue is recognized when consulting services are provided to clients. The Company shut down this division during the 3rd quarter 2012.

Real Estate Division - This division began operations in January 2011 and acquired its initial property on March 30, 2011.  On March 30, 2011, the Company retained the services of a consultant to manage its properties and locate additional properties in the Fort Wayne, Indiana area.  Revenue is recognized when management services are provided to clients. The Company shut down this division during the 3rd quarter 2012.

Note 2 – Significant Accounting Policies (Continued)

Equity Warrants

The Company has issued warrants to purchase shares of its common stock in connection with convertible notes. In accordance with ASC 470-20, Debt with conversions and other options, the proceeds from the notes were allocated based on the relative fair values of the notes without the warrants issued in conjunction with the notes and of the warrants themselves at the time of issuance. The Company records the fair value of the warrants at the time of issuance as additional paid in capital and as a debt discount to the notes.  The Company amortizes this debt discount as interest expense over the life of the note.  Additionally, as a result of issuing the warrants with the convertible notes, a beneficial conversion option is recorded as a debt discount reflecting the incremental conversion option intrinsic value of the conversion option provided to the holders of the notes. Company also amortizes this debt discount as interest expense over the life of the notes.  The intrinsic value of each conversion option was calculated as the difference between the effective conversion price and the fair value of the common stock, multiplied by the number of shares into which the note is convertible.

Stock-Based Compensation

The Company accounts for share-based payments, including grants of stock options to employees, consultants and non-employees; moreover, the Company issues warrants to the consultants and related parties.  The Company is required to estimate the fair value of share-based awards and warrants on the date of grant. The value of the award is principally recognized as expense ratably over the requisite service periods. The Company has estimated the fair value of stock options and warrants as of the date of grant or assumption using the Black-Scholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes model requires the input of certain assumptions.  Changes in the assumptions used in Black-Scholes model can materially affect the fair value estimates. The Company evaluates the assumptions used to value stock options on an annual basis. The expected term of stock options represents the weighted average period the stock options are expected to remain outstanding.

The expected term is based on the observed and expected time to exercise and post-vesting cancellations of options by employees.  Upon the adoption of the accounting guidance, the Company continued to use historical volatility in deriving its expected volatility assumption as allowed under GAAP because it believes that future volatility over the expected term of the stock options is not likely to differ materially from the past. The risk-free interest rate assumption is based on 5-year U.S Treasury zero-coupon rates appropriate for the expected term of the stock options. The expected dividend assumption is based on the history and expectation of dividend payouts.  The fair values generated by the Black-Scholes model may not be indicative of the actual fair values of the equity awards, as the Company does not consider other factors important to those awards to employees, such as continued employment, periodic vesting requirements and limited transferability.

Litigation and Settlement Costs

Legal costs are expensed as incurred. The Company records a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) accrue the best estimate within a range of loss if there is a loss or, when there is no amount within a range that forms a better estimate, the Company will accrue the minimum amount in the range. The Company is not presently involved in any legal proceedings, litigation or other legal actions

Research and Development Costs

Costs associated with the development of the Company’s products are charged to expense as incurred. $90,805 and $182,945 were incurred in the period ended September 30, 2012 and 2011, respectively.

Recently issued accounting standards

In September 2011, the FASB issued ASU No. 2011-8, Intangibles—Goodwill and Other (Topic 350) - Testing Goodwill for Impairment, that provides guidance on testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). If an entity determines that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. The new guidance will be effective for us beginning January 1, 2012.

In June 2011, the Financial Accounting Standards Board, or FASB, issued guidance regarding the presentation of comprehensive income. The new standard requires the presentation of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive incomer in two separate but consecutive statements. The updated guidance is effective on a retrospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. We adopted the provisions of this guidance effective January 1, 2012, as reflected in the unaudited condensed consolidated statements of comprehensive income herein.

Note 3 – Other Intangible Assets

Other intangible assets: Consist of trade secrets and technology cost pending further validation. Estimated useful lives are 15 years.

The Company reviews the carrying values of long-lived assets whenever events and circumstances, such as reductions in demand, lower projections of profitability, significant changes in the manner of our use of acquired assets, or significant negative industry or economic trends, indicate that the net book value of an asset may not be recovered through expected undiscounted future cash flows from its use and eventual disposition. If this review indicates that there is impairment, the impaired asset is written down to its fair value, which is typically calculated using: (i) quoted market prices and/or (ii) discounted expected future cash flows. The Company estimates regarding future anticipated revenue and cash flows, the remaining economic life of the products and technologies, or both, may differ from those used to assess the recoverability of assets. In that event, impairment charges or shortened useful lives of certain long-lived assets may be required, resulting in a reduction in net income or an increase to net loss in the period when such determinations are made.  As of September 30, 2012 the Company wrote off the intangible assets since the Company ceased operations that used the intangible assets.

	2012	2011

Definite-lived intangibles	15,000	15,000
Accumulated amortization/Write off	(15,000)	1,000
Definite-lived intangibles, net	0	14,000

Total other intangible assets	$0	$14,000

Definite-lived intangibles approximate remaining weighted average useful life in years.

Note 4 – Common Stock

The Company is authorized to issue 5,000,000,000 shares of Class A Common Stock, Class A, with a par value of $0.001. The Company's board of directors and majority of its Class A Common Stock holders approved a reverse split of 400:1 for all shares issued and outstanding as of March 27, 2012. The reverse split will be effective at May 14, 2012. Therefore, in the period ended September 30, 2012, the company issued a total of 285,604,200 Class A Common Stock shares.  As of September 30, 2012, the Company had the authority to issue to 700,000,000 shares of Class A Common Stock, Class A, with a par value of $0.001.  However, on December 27, 2012, the Company’s board of directors and a majority of its Class A Shareholders approve to amend the Company Articles of Incorporation to authorize the issuance of up to  5,000,000,000 shares of Class A Common Stock, Class A, with a par value of $0.001.

Date	Category(in exchange for)
5/14/2012	Reverse	(190,874,048)
5/14/2012	Services	64,100,000
5/31/2012	Services	200,000
6/5/2012	Cash/Services	3,000,000
6/11/2012	Convertible Notes	3,181,818
6/14/2012	Services	250,000
6/19/2012	Cash/Services	1,750,000
6/21/2012	Convertible Notes	3,214,286
	Subtotal	(115,177,944)

	Shares issued in the beginning balance	191,352,500
	Total Class A Common Stock Shares Issued in first Quarter 2012	(115,177,944)
	Shares issued as of June 30, 2012	76,174,556
7/5/2012	Services	25,000,000
7/5/2012	Services	25,000,000
7/5/2012	Convertible Notes	3,235,294
7/6/2012	Services	1,655,000
7/10/2012	Services	10,000,000
7/10/2012	Services	10,000,000
7/11/2012	Convertible Notes	3,235,294
7/11/2012	Services	2,000,000
7/11/2012	Cash/Services	5,000,000
7/13/2012	Convertible Notes	3,235,294
7/17/2012	Convertible Notes	3,235,294
7/24/2012	Convertible Notes	3,235,294
7/27/2012	Cash/Services	5,000,000
8/1/2012	Convertible Notes	3,235,294
8/7/2012	Convertible Notes	3,263,158
8/8/2012	Cash/Services	5,000,000
8/10/2012	Convertible Notes	3,263,158
8/13/2012	Cash/Services	5,000,000
8/15/2012	Services	200,000
8/15/2012	Services	1,655,000
8/15/2012	Services	200,000
8/15/2012	Cash/Services	5,000,000
8/21/2012	Services	8,000,000
8/21/2012	Services	8,000,000
8/21/2012	Convertible Notes	8,842,105
8/27/2012	Convertible Notes	4,105,263
8/28/2012	Convertible Notes	2,941,176
9/1/2012	Services	625,000
9/1/2012	Services	625,000
9/4/2012	Cash/Services	10,000,000
9/5/2012	Convertible Notes	4,947,368
9/11/2012	Convertible Notes	4,347,826
9/12/2012	Convertible Notes	6,521,739
9/13/2012	Convertible Notes	3,826,087
9/21/2012	Cash/Services	20,000,000
	Subtotal	209,429,644

	Shares issued in the beginning balance	76,174,556
	Total Class A Common Stock Shares Issued in 3rd Quarter 2012	209,429,644
	Shares issued as of September 30, 2012	285,604,200

The Company is authorized to issue 5,000,000 shares of Class B Common Stock, Par Value with a par value of $0.001.  The Class B shares do not have the right to convert into Series A.  Additionally , the Series B votes with the Common A shareholders, unless prohibited by law, and have voting rights equal to 100 votes for each share of Class B Common Stock.  In the period ended September 30, 2012, the company issued a total of 3,600,000 Class B Common Stock shares.

Note 5 – Dividends

The Company did not declare or issue any dividends in the quarter ending September 30, 2012.

Note  6 – Commitments and legal proceedings

Legal Proceedings

The Company is not presently involved in any legal proceedings and was not involved in any such legal proceedings during the year ended September 30, 2012.

Indemnification

Under the indemnification provisions of the Company’s customer agreements, the Company agrees to indemnify and defend its customers against infringement of any patent, trademark, or copyright of any country or the misappropriation of any trade secret, arising from the customers’ legal use of the Company’s services. Exposure to the Company under these indemnification provisions is generally limited to the total amount paid by the customers under pertinent agreements. However, certain indemnification provisions potentially expose the Company to losses in excess of the aggregate amount received from the customer. To date, there have been no claims against the Company or its customers pertaining to such indemnification provisions and no amounts have been recorded

Note 7 – Fair Value Measurements

Determination of fair value

Cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

Assets Measured at Fair Value on a Recurring Basis

As of June 30, 2012, none of the Company’s cash balances were invested in financial instruments. The following table presents the Company’s financial assets and liabilities that are measured at fair value on a recurring basis which were comprised of the following types of instruments as of June 30, 2012:

As of September 30, 2012
	Fair Value	Level 1	Level 2	Level 3
Cash and cash equivalents:

Cash (1)	$63,053	$63,053	-	-

(1) Included in Cash and cash equivalents on the Company’s Condensed Consolidated Balance Sheets.

Cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The types of instruments valued based on quoted market prices in active markets include money market securities. The Company reviewed its financial and non-financial assets and liabilities for the year ended September 30, 2012 and concluded that there were no material impairment charges during each of these periods.

Note 8 – Convertible Notes Payable

Asher November 29, 2011 convertible note.  On November 29, 2011 the Company received a note in the amount of $42,500 from Asher Enterprises, Inc.  The note bears a simple interest of 8% per annum from the date hereof (the “Issue Date”) until it becomes due and payable, whether at maturity date on September 5, 2012. The note is convertible into shares of Class A Common Stock, $0.0001 par value per share.

Conversion Rights: At any time on or prior to the Maturity Date, subject to the written consent of the Company, all or any portion of the then outstanding Principal Amount and accrued but unpaid interest of the Notes may be converted (the "Optional Conversion") into a number of shares of the Company’s common stock (the "Optional Conversion Shares") equal to the amount of the then outstanding Principal Amount plus the then accrued but unpaid interest to be converted, divided by the Conversion Price which shall be $0.03 per Optional Conversion Share.

In accordance with ASC 470-20, Debt with conversions and other options, the proceeds from Asher Enterprises were allocated based on the relative fair value of the note without the warrant issued in conjunction with the note and of the warrant itself at the time of issuance. We recorded the relative fair value of the warrant issued to Asher Enterprise in the amount of $14,986 as a debt discount upon issuance, and amortized this debt discount as interest expense over the life of the note.  Additionally, as a result of issuing the warrant with the subordinated convertible promissory note, a beneficial conversion option was recorded as a debt discount reflecting the incremental intrinsic value benefit of $27,514, at the time of issuance provided to the holder of the note, which was also amortized as interest expense over the life of the note.  The convertible notes was converted to common stocks on June 5, 2012.  We recorded zero interest expense for the three months ended September 30, 2012 and 2011 in connection with the Asher note.  As the convertible notes was converted prior to the maturity date on September 5, 2012, the unamortized discount of $9,982 was reversed as a debt discount as of June 30, 2012.

Asher January 10, 2012 convertible note.  On January 10, 2012 the Company received a note in the amount of $32,500 from Asher Enterprises, Inc.  The note bears a simple interest of 8% per annum from the date hereof (the “Issue Date”) until it becomes due and payable, whether at maturity date on October 12, 2012. The note is convertible into shares of Class A Common Stock, $0.0001 par value per share.

Conversion Rights: At any time on or prior to the Maturity Date, subject to the written consent of the Company, all or any portion of the then outstanding Principal Amount and accrued but unpaid interest of the Notes may be converted (the "Optional Conversion") into a number of shares of the Company’s common stock (the "Optional Conversion Shares") equal to the amount of the then outstanding Principal Amount plus the then accrued but unpaid interest to be converted, divided by the Conversion Price which shall be $0.03 per Optional Conversion Share.

In accordance with ASC 470-20, Debt with conversions and other options, the proceeds from Asher Enterprises were allocated based on the relative fair value of the note without the warrant issued in conjunction with the note and of the warrant itself at the time of issuance. We recorded the relative fair value of the warrant issued to Asher Enterprise in the amount of $11,691 as a debt discount upon issuance, and amortized this debt discount as interest expense over the life of the note.  Additionally, as a result of issuing the warrant with the subordinated convertible promissory note, a beneficial conversion option was recorded as a debt discount reflecting the incremental intrinsic value benefit of $20,809, at the time of issuance provided to the holder of the note, which was also amortized as interest expense over the life of the note.  The convertible notes was converted to common stocks on July 16, 2012.  We recorded interest expense of $2,891 and zero, respectively, for the three months ended September 30, 2012 and 2011 in connection with the Asher note.  As the convertible notes was converted prior to the maturity date on September 5, 2012, the unamortized discount of $10,641 was reversed as a debt discount as of September 30, 2012.

Asher February 28, 2012 convertible note.  On February 28, 2012 the Company received a note in the amount of $32,500 from Asher Enterprises, Inc.  The note bears a simple interest of 8% per annum from the date hereof (the “Issue Date”) until it becomes due and payable, whether at maturity date on November 30, 2012. The note is convertible into shares of Class A Common Stock, $0.0001 par value per share.

Conversion Rights: At any time on or prior to the Maturity Date, subject to the written consent of the Company, all or any portion of the then outstanding Principal Amount and accrued but unpaid interest of the Notes may be converted (the "Optional Conversion") into a number of shares of the Company’s common stock (the "Optional Conversion Shares") equal to the amount of the then outstanding Principal Amount plus the then accrued but unpaid interest to be converted, divided by the Conversion Price which shall be $0.03 per Optional Conversion Share.

In accordance with ASC 470-20, Debt with conversions and other options, the proceeds from Asher Enterprises were allocated based on the relative fair value of the note without the warrant issued in conjunction with the note and of the warrant itself at the time of issuance. We recorded the relative fair value of the warrant issued to Asher Enterprise in the amount of $11,708 as a debt discount upon issuance, and amortized this debt discount as interest expense over the life of the note.  Additionally, as a result of issuing the warrant with the subordinated convertible promissory note, a beneficial conversion option was recorded as a debt discount reflecting the incremental intrinsic value benefit of $20,792, at the time of issuance provided to the holder of the note, which was also amortized as interest expense over the life of the note.  The convertible notes was converted to common stocks on July 16, 2012.  We recorded interest expense of $14,601 and zero, respectively, for the three months ended September 30, 2012 and 2011 in connection with the Asher note.  As the convertible notes was converted prior to the maturity date on September 3, 2012, the unamortized discount of $10,362 was reversed as a debt discount as of September 30, 2012.

Asher April 26, 2012 convertible note.  On April 26, 2012 the Company received a note in the amount of $47,500 from Asher Enterprises, Inc.  The note bears a simple interest of 8% per annum from the date hereof (the “Issue Date”) until it becomes due and payable, whether at maturity date on January 30, 2013. The note is convertible into shares of Class A Common Stock, $0.0001 par value per share.

Conversion Rights: At any time on or prior to the Maturity Date, subject to the written consent of the Company, all or any portion of the then outstanding Principal Amount and accrued but unpaid interest of the Notes may be converted (the "Optional Conversion") into a number of shares of the Company’s common stock (the "Optional Conversion Shares") equal to the amount of the then outstanding Principal Amount plus the then accrued but unpaid interest to be converted, divided by the Conversion Price which shall be $0.01 per Optional Conversion Share.

In accordance with ASC 470-20, Debt with conversions and other options, the proceeds from Asher Enterprises were allocated based on the relative fair value of the note without the warrant issued in conjunction with the note and of the warrant itself at the time of issuance. We recorded the relative fair value of the warrant issued to Asher Enterprise in the amount of $42,582 as a debt discount upon issuance, and amortized this debt discount as interest expense over the life of the note.  Additionally, as a result of issuing the warrant with the subordinated convertible promissory note, a beneficial conversion option was recorded as a debt discount reflecting the incremental intrinsic value benefit of $4,918, at the time of issuance provided to the holder of the note, which was also amortized as interest expense over the life of the note.  We recorded interest expense of $15,663 and zero, respectively, for the three months ended September 30, 2012 and 2011 in connection with the Asher note.

Asher June 21, 2012 convertible note.  On June 21, 2012 the Company received a note in the amount of $32,500 from Asher Enterprises, Inc.  The note bears a simple interest of 8% per annum from the date hereof (the “Issue Date”) until it becomes due and payable, whether at maturity date on March 25, 2013. The note is convertible into shares of Class A Common Stock, $0.0001 par value per share.

Conversion Rights: At any time on or prior to the Maturity Date, subject to the written consent of the Company, all or any portion of the then outstanding Principal Amount and accrued but unpaid interest of the Notes may be converted (the "Optional Conversion") into a number of shares of the Company’s common stock (the "Optional Conversion Shares") equal to the amount of the then outstanding Principal Amount plus the then accrued but unpaid interest to be converted, divided by the Conversion Price which shall be $0.01 per Optional Conversion Share.

In accordance with ASC 470-20, Debt with conversions and other options, the proceeds from Asher Enterprises were allocated based on the relative fair value of the note without the warrant issued in conjunction with the note and of the warrant itself at the time of issuance. We recorded the relative fair value of the warrant issued to Asher Enterprise in the amount of $30,631 as a debt discount upon issuance, and amortized this debt discount as interest expense over the life of the note.  Additionally, as a result of issuing the warrant with the subordinated convertible promissory note, a beneficial conversion option was recorded as a debt discount reflecting the incremental intrinsic value benefit of $1,869, at the time of issuance provided to the holder of the note, which was also amortized as interest expense over the life of the note.  We recorded interest expense of $10,717 and zero, respectively, for the three months ended September 30, 2012 and 2011 in connection with the Asher note.

Asher August 7, 2012 convertible note.  On August 7, 2012 the Company received a note in the amount of $32,500 from Asher Enterprises, Inc.  The note bears a simple interest of 8% per annum from the date hereof (the “Issue Date”) until it becomes due and payable, whether at maturity date on May 9, 2013. The note is convertible into shares of Class A Common Stock, $0.0001 par value per share.

Conversion Rights: At any time on or prior to the Maturity Date, subject to the written consent of the Company, all or any portion of the then outstanding Principal Amount and accrued but unpaid interest of the Notes may be converted (the "Optional Conversion") into a number of shares of the Company’s common stock (the "Optional Conversion Shares") equal to the amount of the then outstanding Principal Amount plus the then accrued but unpaid interest to be converted, divided by the Conversion Price which shall be $0.01 per Optional Conversion Share.

In accordance with ASC 470-20, Debt with conversions and other options, the proceeds from Asher Enterprises were allocated based on the relative fair value of the note without the warrant issued in conjunction with the note and of the warrant itself at the time of issuance. We recorded the relative fair value of the warrant issued to Asher Enterprise in the amount of $6,609 as a debt discount upon issuance, and amortized this debt discount as interest expense over the life of the note.  Additionally, as a result of issuing the warrant with the subordinated convertible promissory note, a beneficial conversion option was recorded as a debt discount reflecting the incremental intrinsic value benefit of $25,891, at the time of issuance provided to the holder of the note, which was also amortized as interest expense over the life of the note.  The convertible notes was converted to common stocks on July 16, 2012.  We recorded interest expense of $6,500 and zero, respectively, for the three months ended September 30, 2012 and 2011 in connection with the Asher note.

Asher August 27, 2012 convertible note.  On August 27, 2012 the Company received a note in the amount of $32,500 from Asher Enterprises, Inc.  The note bears a simple interest of 8% per annum from the date hereof (the “Issue Date”) until it becomes due and payable, whether at maturity date on May 30, 2013. The note is convertible into shares of Class A Common Stock, $0.0001 par value per share.

Conversion Rights: At any time on or prior to the Maturity Date, subject to the written consent of the Company, all or any portion of the then outstanding Principal Amount and accrued but unpaid interest of the Notes may be converted (the "Optional Conversion") into a number of shares of the Company’s common stock (the "Optional Conversion Shares") equal to the amount of the then outstanding Principal Amount plus the then accrued but unpaid interest to be converted, divided by the Conversion Price which shall be $0.01 per Optional Conversion Share.

In accordance with ASC 470-20, Debt with conversions and other options, the proceeds from Asher Enterprises were allocated based on the relative fair value of the note without the warrant issued in conjunction with the note and of the warrant itself at the time of issuance. We recorded the relative fair value of the warrant issued to Asher Enterprise in the amount of $6,670 as a debt discount upon issuance, and amortized this debt discount as interest expense over the life of the note.  Additionally, as a result of issuing the warrant with the subordinated convertible promissory note, a beneficial conversion option was recorded as a debt discount reflecting the incremental intrinsic value benefit of $25,830, at the time of issuance provided to the holder of the note, which was also amortized as interest expense over the life of the note.  The convertible notes was converted to common stocks on July 16, 2012.  We recorded interest expense of $4,004 and zero, respectively, for the three months ended September 30, 2012 and 2011 in connection with the Asher note.

The following table reflects the carrying values of our short-term notes payable as of September 30, 2012:

Current notes payable
	Total loan	Loan conversion to common stocks	Debt Discount	Net notes payable

Asher Graystone note 1	$(32,500.00)	$21,859.43	$(10,640.57)	$-
Asher Graystone note 2	(32,500)	22,138	(10,362)	-
Asher Graystone note 3	(42,500)	32,518	(9,982)	-
Asher Graystone note 4	(47,500)		20,771	(26,729)
Asher Graystone note 5	(32,500)		14,211	(18,289)
Asher Graystone note 6	(32,500)		26,000	(6,500)
Asher Graystone note 7	(32,500)		28,496	(4,004)
				-
Total convertible notes payable	$(252,500)	$76,515	$58,493	$(117,492)
Notes from related parties				(281,372)
Loans from shareholders				(115,373)
Other loan				(5,805)
Total short-term notes payable				$(520,042)

For the three months and nine months ended September 30, 2012, the total accrued interest and interest on beneifical conversion features was $50,595 and $109,501, respectively.

Moreover the following table summarizes the Future maturities of Loans Payable as of September 30, 2012 are as follows:

Principal
12/31/2012	$402,550
12/31/2013	117,492
12/31/2014	-
12/31/2015	-
12/31/2016	-
Thereafter	-
Total	$520,042

Note 9 – Segment Information

The Company has four (4) business segments: mining, paypercallexchange.com, consulting and real estate.  The Company is currently winding down all of its operations in paypercallexchange.com, consulting and real estate  and focusing its energy to its mining operations.  The Company’s chief operating decision-maker is its Chief Executive Officer. The Company’s Chief Executive Officer reviews financial information presented on a consolidated basis for purposes of evaluating financial performance and allocating resources, accompanied by information about revenue by geographic regions. The Company’s assets are primarily located in the United States of America and Peru and not allocated to any specific region and it does not measure the performance of its geographic regions based upon asset-based metrics. Therefore, geographic information is presented only for revenue. Revenue by geographic region is based on the ship to address on the customer order

The following present total revenue by geographic region for the period ended September 30, 2012.

Revenues:
	June 30, 2012	December 31, 2011
U.S. Sales	$79,348	$125,728
Oversea Sales	$9,294	$4,990

Total Sales	$88,422	$130,718

The decrease in US Sales is attributable to the fact that Company is winding down its operations related to paypercallexchange.com, real estate division and consulting division and redeploying those assets to it mining operations.

The following present total cost of goods sold by geographic region for the period ended September 30, 2012.

Sales by category
	Period Ending September 30,
	2012	2011
Paypercallexchange.com	$14,023	$31,472
Gold/Silver Sales	$41,256	$4,990
Other Income	$0	$1,320

Total Sales	$55,278	$37,782

Note 10 – Subsequent Events

The Company has evaluated events and transactions subsequent to September 30, 2012 to the date of issuance in accordance with ASC 855 “Subsequent Event”. We have had the following material subsequent event.

On January 7, 2013, the Company issued 10,444,414 shares of Class A Common stock at an applicable conversion price of $0.0018.  Asher Enterprises converted $17,500 of its note convertible in the amount of $32,500.  The agreement with Asher allows them to convert their debt after six (6) months at a conversion price equal to the average of the three (3) lowest closing bid prices ten (10) trading days prior to the conversion date.  This draw is against the note dated June 21, 2012 in the amount of $32,500.  There is $0 remaining on the note as this note has been fully converted.

On December 28, 2012, the Company issued 7,894,737 shares of Class A Common stock at an applicable conversion price of $0.0019.  Asher Enterprises converted $15,000 of its note convertible in the amount of $32,500.  The agreement with Asher allows them to convert their debt after six (6) months at a conversion price equal to the average of the three (3) lowest closing bid prices ten (10) trading days prior to the conversion date.  This draw is against the note dated June 21, 2012 in the amount of $32,500.

On December 19, 2012, the Company’s officers and directors have agreed to invest into the Company $50,000 for the initial investment for the joint venture in Suriname.  The Company agreed to issue 25,000,000 shares of its Series A Preferred Stock in exchange for this investment.

On December 6, 2012, the Renard Properties, LLC (a 10% shareholder and beneficially owned by our CEO Paul Howarth) purchased 6,000,000 shares for $38,000 or a price per share of $.006.  The shares will be restricted until December 31, 2015.

On December 6, 2012, JW Group, Inc.  (a 10% shareholder and beneficially owned by our CFO Joseph Mezey) purchased 6,000,000  shares for $38,000 or a price per share of $.006.  The shares will be restricted until December 31, 2015.

On December 10, 2012, the Renard Properties, LLC (a 10% shareholder and beneficially owned by our CEO Paul Howarth) purchased 3,000,000 shares for $13,500 or a price per share of $.0045.  The shares will be restricted until December 31, 2015.

On December 10, 2012, JW Group, Inc.  (a 10% shareholder and beneficially owned by our CFO Joseph Mezey) purchased 3,000,000  shares for $13,500 or a price per share of $.0045.  The shares will be restricted until December 31, 2015.

On December 3, 2012, the Company closed on a Securities Purchase Agreement (“Purchase Agreement”) with Asher Enterprises, Inc., a Delaware corporation (“Asher”), relating to the issuance and sale to Asher of an unsecured convertible promissory note (the “Note”) in a private transaction (the “Transaction”) with a principal amount of $32,500. The note bears a simple interest of 8% per annum from the date hereof (the “Issue Date”) until it becomes due and payable, whether at maturity date on September 5, 2013. The Company received net proceeds of $30,000 from the Transaction, which will be used as general working capital.  The Purchase Agreement includes customary representations, warranties and covenants.   In connection with the Transaction, the Company issued Asher the Note.  Interest on the Note accrues at a rate of 8% annually. The principal amount of the Note together with interest may be converted into shares of the Company's common stock, par value $0.0001 (“Common Stock”), at the option of the Asher at a conversion price equal to fifty-five percent (55%) of the Market Price (as defined in the Note) for the Common Stock during the ten trading days prior to the conversion.

On November 13, 2012, the Company issued 4,000,000 shares of Class A Common stock at an applicable conversion price of $0.004. Asher Enterprises converted $16,000 of its note convertible in the amount of $47,500. The agreement with Asher allows them to convert their debt after six (6) months at a conversion price equal to the average of the three (3) lowest closing bid prices ten (10) trading days prior to the conversion date. This draw is against the note dated April 26 2012 in the amount of $47,500. There is $16,500 remaining on the note.

On November 5, 2012, the Company issued 3,846,154 shares of Class A Common stock at an applicable conversion price of $0.0039. Asher Enterprises converted $15,000 of its note convertible in the amount of $47,500. The agreement with Asher allows them to convert their debt after six (6) months at a conversion price equal to the average of the three (3) lowest closing bid prices ten (10) trading days prior to the conversion date. This draw is against the note dated April 26 2012 in the amount of $47,500. .

On November 5, 2012, the Company and its CEO and CFO agreed to a revolving line of credit in the amount of $100,000. The Company’s CEO and CFO will provide a line of credit to the Company in the total amount of $100,000 which shall be used for short term cash flows needs and shall bear no interest.

On October 5, 2012, the Company closed on a Securities Purchase Agreement (“Purchase Agreement”) with Asher Enterprises, Inc., a Delaware corporation (“Asher”), relating to the issuance and sale to Asher of an unsecured convertible promissory note (the “Note”) in a private transaction (the “Transaction”) with a principal amount of $32,500. The note bears a simple interest of 8% per annum from the date hereof (the “Issue Date”) until it becomes due and payable, whether at maturity date on July 10, 2013. The Company received net proceeds of $30,000 from the Transaction, which will be used as general working capital.  The Purchase Agreement includes customary representations, warranties and covenants.   In connection with the Transaction, the Company issued Asher the Note.  Interest on the Note accrues at a rate of 8% annually. The principal amount of the Note together with interest may be converted into shares of the Company's common stock, par value $0.0001 (“Common Stock”), at the option of the Asher at a conversion price equal to fifty-five percent (55%) of the Market Price (as defined in the Note) for the Common Stock during the ten trading days prior to the conversion.

On October 1, 2012, the Company received a loan from Renard Properties for $40,000 which was used to purchase mining equipment in Peru.

On October 1, 2012, the Company received a loan from JW Group for $40,000 which was used to purchase mining equipment in Peru.

ITEM 26: EXHIBITS SCHEDULE

The following exhibits are filed with this prospectus:

Exhibit	Description
3.1	Restated Articles of Incorporation
3.2	By-Laws
10.1	SC Capital Investment Agreement
5.1	Legal Opinion
23.1	Auditors Consent

ITEM 27: UNDERTAKING

The undersigned Registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)  include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)  reflect in the prospectus any facts or events which, individually or, together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) include any additional or changed material information on the plan of distribution.

Provided however, That:

i.
Paragraphs (1)(a) and (1)(b) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

ii.
Paragraphs (1)(a), (1)(b) and (1)(c) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.  For determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

3.  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.  For the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, The Graystone Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Beach in the State of California, on January 11, 2013.

The Graystone Company, Inc.

By:	/s/ Joseph Mezey
Joseph Mezey
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Chairman of the Board
/s/ Paul Howarth	Director, Principal Executive Officer	January 11, 2013
Paul Howarth

President, Director, Secretary
/s/ Joseph Mezey	Principal Accounting Officer	January 11, 2013
Joseph Mezey	Principal Financial Officer